Exhibit 10.1

Execution Copy

SHARE PURCHASE AGREEMENT

Dated February 12, 2013

Between

VITRAN EXPRESS CANADA INC.

and

VITRAN CORPORATION

and

LEGACY SCO, INC.

(i)

(ii)

SHARE PURCHASE AGREEMENT

This Agreement dated February 12, 2013, between

VITRAN EXPRESS CANADA INC.

a corporation existing under the laws of Ontario

(the “Canadian Vendor”)

and

VITRAN CORPORATION

a corporation existing under the laws of Nevada

(the “US Vendor” and together with the Canadian Vendor, the “Vendors”)

and

LEGACY SCO, INC.

a corporation organized under the laws of Delaware

(the “Purchaser”)

RECITALS

A.	The Canadian Vendor is the registered and beneficial owner of all of the issued and outstanding shares in the capital of (i) Vitran Logistics Limited, a corporation existing under the laws of Ontario (“Logistics”), (ii) Can-Am Logistics Inc., a corporation existing under the laws of Ontario (“Can-Am”), and (iii) 1833660 Ontario Inc., a corporation existing under the laws of Ontario (“Ace SCO Holdings”).

B.	Can-Am Logistics Inc. in turn owns all of the issued and outstanding shares in the capital of (i) 1098304 Ontario Inc., a corporation existing under the laws of Ontario, (ii) 1277050 Alberta Inc., a corporation existing under the laws of Alberta, and (iii) 0772703 BC Ltd., a corporation existing under the laws of British Columbia (collectively, the “Canadian Subsidiaries” and together with Logistics, Can-Am and Ace SCO Holdings, the “Canadian Corporations”).

C.	The US Vendor is the registered and beneficial owner of all of the issued and outstanding shares in the capital of (i) Las Vegas / L.A. Express, Inc., a corporation existing under the laws of California, (ii) Vitran Logistics, Inc., a corporation existing under the laws of Indiana, (iii) Vitran Logistics Corp., a corporation existing under the laws of Delaware, and (iv) Midwest Supply Chain, Inc., a corporation existing under the laws of Kansas (collectively, the “US Corporations” and together with the Canadian Corporations, the “Corporations”).

D.	The Corporations collectively conduct the business of providing value-added supply chain solutions to large retailers of high-velocity consumer goods and products across North America addressing customer needs throughout all stages of the supply chain, from initial inbound, through inventory management, to final distribution onto store shelves, as well as reverse logistics (the “Business”). The Canadian Corporations only do business in Canada and the US Corporations only do business in the United States (although the Canadian Corporations generate a certain amount of revenue from the United States).

E.	Prior to completion of the transaction of purchase and sale contemplated by this Agreement, the Vendors will complete a reorganization involving (i) the transfer from the Canadian Vendor to Ace SCO Holdings of all of the issued and outstanding shares in the capital of Logistics and Can-Am, (ii) the transfer from Ace SCO Holdings to the Canadian Vendor of all of the issued and outstanding shares in the capital of the US Vendor and Lux Sarl, and (iii) settling or discharging all of Ace SCO Holdings’ other assets and liabilities, which consist entirely of intercompany receivables and payables.

F.	Upon completion of such reorganization, the Purchaser wishes to purchase and the Vendors wish to sell all of the issued and outstanding shares in the capital of Ace SCO Holdings and all of the issued and outstanding shares in the capital of the US Corporations, being One Thousand Five Hundred (1,500) shares of common stock in the capital of Las Vegas / L.A. Express, Inc., Twenty-Eight (28) shares of Common Stock in the capital of Vitran Logistics, Inc., Thirteen (13) shares of common stock in the capital of Vitran Logistics Corp. and One Thousand (1,000) shares of Common stock in the capital of Midwest Supply Chain, Inc. (collectively, the “Purchased Shares”) on and subject to the terms and conditions of this Agreement.

FOR VALUE RECEIVED, the Parties agree as follows:

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions

In this Agreement:

(1) “Affiliate” of a Person means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, that Person, and for greater certainty includes a Subsidiary.

(2) “Agreement” means this agreement and all schedules to this agreement.

(3) “Annual Financial Statements” means the unaudited consolidated financial statements of the Corporations other than Ace SCO Holdings as at and for the fiscal year ended December 31, 2011 consisting of a balance sheet and statement of income and loss for the period then ended, a copy of which are attached hereto as Schedule 1.1(3).

(4) “Applicable Law”, means, in respect of any Person, property, transaction, event or other matter, any present or future law, statute, regulation, code, ordinance, principle of common law or equity, municipal by-law, treaty or Order, domestic or foreign, applicable to that Person, property, transaction, event or other matter and, whether or not having the force of law, all applicable requirements, requests, official directives, rules, regulations, consents, approvals, authorizations, guidelines and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction, event or other matter and regarded by such Governmental Authority as requiring compliance.

(5) “Benefit Plans” means all plans that provide pension benefits for the benefit of Employees or former Employees, and their respective beneficiaries, and all employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, compensation, retirement, salary continuation, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, accident, disability, life insurance and other plans, arrangements, agreements, programs, policies, practices or undertakings (including any other employee benefit plans, as that term is defined in Section 3(3) of ERISA, maintained for Employees in the United States), whether oral or written, funded or unfunded, registered or unregistered, insured or self-insured:

(a)	that are sponsored or maintained or funded, in whole or in part, by the Corporations, or to which the Corporations contribute or are obligated to contribute for the benefit of Employees or former Employees, and their respective beneficiaries; or

(b)	under which the Corporations have any liability or contingent liability.

(6) “Books and Records” means the Financial Records and all other books, records, files and papers of the Corporations including drawings, engineering information, computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchase correspondence, operating records, Tax Returns, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of the Corporations and all other records, data and information with respect to the Business and the Corporations including all records, data and information stored electronically, digitally or on computer-related media.

(7) “Business” has the meaning given to it in Recital D.

(8) “Business Day” means a day on which banks are open for business in Toronto, Ontario and New York, New York but does not include a Saturday, Sunday and any other day which is a legal holiday in either such city.

(9) “Canadian Corporations” has the meaning given to it in Recital B.

(10) “Canadian Subsidiaries” has the meaning given to it in Recital B.

(11) “Cash on Hand” shall mean the aggregate amount of cash (including deposits in transit), cash equivalents and marketable securities of the Corporations.

(12) “Closing” means the closing of the Transaction.

(13) “Closing Date” means March 1, 2013, or such other date as may be agreed by the Parties.

(14) “Closing Time” means 12:01 a.m. on the Closing Date.

(15) “Closing Financial Statements” means the unaudited consolidated financial statements of the Corporations as at and for the fiscal period ended on the Closing Date, consisting of a balance sheet and statement of income and loss for the period then ended, as finally settled pursuant to Section 2.5.

(16) “Closing Financial Statements Dispute” has the meaning given to it in Section 2.4.

(17) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(18) “Commitment Letters” means (i) an executed debt commitment letter of from Key Bank National Association dated February 6, 2013, and (ii) an executed debt commitment letter from THL Credit Advisors LLC dated February 11, 2013.

(19) “Commodity Taxes” means all Taxes levied on or measured by, or referred to as transfer, land transfer, registration charges, gross receipt, sales, retail sales, use, consumption, goods and services, harmonized sales, value-added, turnover, excise or stamp, all customs duties, countervail, anti-dumping and special import measures, and all import and export Taxes.

(20) “Company Representatives” has the meaning given to it in Section 5.13(1).

(21) “Computer Systems” means all computer hardware, peripheral equipment, software and firmware, processed data, technology infrastructure and other computer systems and services that are used by or accessible to the Corporations to receive, store, process or transmit data to carry on the Business or to carry on its day to day operations and affairs.

(22) “Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Corporations) which is provided for or required in respect of or pursuant to the terms of any Contract in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit the Corporations to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

(23) “Contaminant” means any substance, product, element, radiation, vibration, sound or matter included in any definition of “hazardous product”, “dangerous goods”, “waste”, “toxic substance”, “contaminant”, “pollutant”, “deleterious substance” or words of similar import under any Environmental Law, or the presence of which in the environment may affect adversely the quality of the environment in any way.

(24) “Contracts” means all pending and executory contracts, agreements, leases (including the Leases) and arrangements (whether oral or written) to which the Corporations are a Party or by which the Corporations or any of their respective properties or assets or the Business is bound or under which any of the Corporations has rights.

(25) “Control” of a Person by another Person means that the second Person directly or indirectly possesses the power to direct or cause the direction of the management and policies of the first Person, whether through the ownership of securities, by contract or by any other means and “controlled by” and “under common control with” have corresponding meanings.

(26) “Corporations” has the meaning given to it in Recital C.

(27) “Current Assets” means the (i) Cash on Hand, (ii) accounts receivable (including all intercompany receivables among the Corporations, on the one hand, and the Vendors and their Affiliates, on the other hand, but excluding intercompany receivables between any of the Corporations), (iii) prepaid expenses, and (iv) amounts recoverable in respect of Taxes (other than deferred taxes, as determined in accordance with GAAP), if any, in each case of the Corporations as set out in the Closing Financial Statements and, in the case of each of (i) – (iv), determined in a manner consistent with the Annual Financial Statements and the Interim Financial Statements.

(28) “Current Liabilities” means the (i) accounts payable (including all intercompany payables among the Corporations, on the one hand, and the Vendors and their Affiliates, on the other hand, but excluding intercompany payables between any of the Corporations), (ii) accrued liabilities, and (iii) amounts payable in respect of Taxes (other than deferred taxes, as determined in accordance with GAAP), if any, in each case of the Corporations as set out in the Closing Financial Statements and, in the case of each of (i) – (iii), determined in a manner consistent with the Annual Financial Statements and the Interim Financial Statements.

(29) “Damages” means, whether or not involving a Third Party Claim, any and all loss, liability, cost, claim, interest, fine, penalty, assessment, damages available at law or in equity, expense, including the costs and expenses of any action, application, claim, complaint, suit, proceeding, demand, assessment, judgement, settlement or compromise relating thereto or diminution of value.

(30) “Debt Financing” means the debt financing which Key Bank National Association and THL Credit Advisors LLC have committed to provide to Tri-Starr pursuant to the Commitment Letters, subject solely to the terms and conditions expressly set forth therein, for purposes of providing financing to the Purchaser to complete the Transaction and refinancing certain existing debt of Tri-Starr (such financing the “Debt Financing”).

(31) “Debt Financing Termination Event” means (a) either of the Commitment Letters will expire or be terminated for any reason; (b) any event occurs that, with or without notice, lapse of time or both, would individually or in the aggregate, constitute a default or breach on the part of Tri-Starr or the Purchaser under any material term or condition of either of the Commitment Letters or definitive credit or loan or other agreements and all other documentation with respect to the financings contemplated in the Commitment Letters or if Tri-Starr or the Purchaser has any reason to believe that Tri-Starr will be unable to satisfy, on a timely basis, any term or condition of the Debt Financing to be satisfied by it, that in each case would reasonably be expected to impair the ability of Tri-Starr and the Purchaser to consummate the Debt Financing;

or (c) any financing source that is a party to either of the Commitment Letters advises Tri-Starr or any of its Affiliates, whether orally or in writing, that such source either no longer intends to provide or underwrite its portion of the Debt Financing on the terms set forth in the applicable Commitment Letter, or requests amendments or waivers thereto that are or would reasonably be expected to be materially adverse to the timely completion by the Purchaser of the Transaction.

(32) “Direct Claim” has the meaning given to it in Section 7.6.

(33) “Dispute Notice” has the meaning given to it in Section 2.4.

(34) “Employees” means all personnel employed, engaged or retained by the Corporations, including any that are on family, medical or disability leave, personal leave or other statutory or authorized leave or absence.

(35) “Employment Laws” means all Applicable Laws relating to employment and labour, including without limitation those relating to wages (including minimum wage), hours of work, breaks, employment or labour standards, collective bargaining, labour or industrial relations, pension benefits, human rights, employment discrimination, disability, pay equity, employment equity, workers’ compensation or workplace safety and insurance, employer health tax, employment or unemployment insurance, income tax withholdings, government pension plan, severance and termination of employment, family, military and medical leave entitlement, occupational health and safety and hazardous substances, plant closing, federal contracting, authorization to reside and work and withholdings required by statute, regulation or agreement to be withheld from wages, salaries or other compensation of employees.

(36) “Encumbrance” means any charge, mortgage, lien, pledge, claim, restriction, security interest or other encumbrance whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights (but excluding any such right created by the certificate of incorporation or by-laws (or equivalent governing document) of any Person).

(37) “Environmental Claim” includes a claim, notice, administrative order, citation, complaint, summons, writ, proceeding or demand relating to remediation, investigation, monitoring, emergency response, decontamination, restoration or other action under any Environmental Law or any notice, claim, demand or other communication alleging or asserting liability, either direct or indirect, and either in whole or by way of contribution or indemnity, for investigatory, monitoring or cleanup costs, Governmental Authority response costs, damages, personal injuries, fines, penalties or for other relief, and arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Contaminant, or (b) any non-compliance or alleged non-compliance with any Environmental Laws.

(38) “Environmental Laws” means all Applicable Laws relating to the protection and preservation of the environment, health, safety, product safety, product liability, natural resource damage or Contaminants.

(39) “Environmental Permits” includes all Orders, permits, certificates, approvals, consents, registrations and licences issued by any Governmental Authority under Environmental Laws.

(40) “ERISA” means the Employee Retirement Income Security Act of 1974.

(41) “Financial Records” means all books of account and other financial data and information of the Corporations and includes all records, data and information stored electronically, digitally or on computer-related media.

(42) “GAAP” means, at any time, generally accepted accounting principles in the United States of America at that time.

(43) “Governmental Authority” means (a) any federal, provincial, state, local, municipal, regional, aboriginal or other government, governmental or public department, body, branch, ministry or court, domestic or foreign, and any subdivision of any of them, including any agency, tribunal, commission, board, court, bureau, arbitration panel or other authority exercising or entitled to exercise executive, legislative, judicial, regulatory, ministerial, prerogative, administrative or taxing authority or power of any nature, and (b) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

(44) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(45) “HSR Act Compliance” means that the Purchaser and the Vendors have given any notice required under the HSR Act with respect to the transactions contemplated by this Agreement and the applicable waiting period and any extensions thereof will have expired or been earlier terminated in accordance with the HSR Act.

(46) “Income Tax Act” means the Income Tax Act (Canada).

(47) “Indemnified Party” means any Person entitled to indemnification under this Agreement.

(48) “Indemnifier” means any Person obligated to provide indemnification under this Agreement.

(49) “Indemnity Payment” means any amount of any Damages required to be paid pursuant to Sections 7.2, 7.3 or 7.4.

(50) “Intellectual Property” means trade-marks and trade-mark applications, trade names, certification marks, patents and patent applications, copyrights, domain names, industrial designs, trade secrets, know-how, formulae, processes, inventions, technical expertise, research data and other similar property, all associated registrations and applications for registration, and all associated rights, including moral rights.

(51) “Interim Financial Statements” means the unaudited consolidated financial statements of the Corporations other than Ace SCO Holdings as at and for the twelve month period ended December 31, 2012, consisting of a balance sheet and statement of income and loss for the period then ended, and an unaudited pro-forma balance sheet of Ace SCO Holdings as at December 31, 2012 prepared as though the Pre-Closing Reorganization had been completed on such date, a copy of which are attached hereto as Schedule 1.1(51).

(52) “Interim Period” means the period from and including the date of this Agreement to and including the Closing Date.

(53) “Leased Premises” has the meaning given to it in Section 3.4(2)(c).

(54) “Leases” has the meaning given to it in Section 3.4(2)(b).

(55) “Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Corporations by any Governmental Authority.

(56) “Lux Sarl” means Vitran S.àr.l.

(57) “Material Adverse Effect” means an event, occurrence, or development that has an adverse effect upon the financial condition or results of operations of the Corporations taken as a whole in the aggregate amount of $250,000 or more, except any adverse effect to the extent related to or resulting from (a) general business or economic conditions affecting industries in which the Corporations operate (including changes in exchange rates, embargos, and tariffs) except to the extent such changes in conditions have a materially disproportionate adverse effect on the Corporations, taken as a whole, relative to the adverse effect that such changes have on other companies in the industries in which the Corporations operate, (b) national or international political or social conditions, including the engagement by any country in which the Corporations conduct business in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon any country in which the Corporations conduct business, or any of such country’s territories, possessions, diplomatic or consular offices, military installation, equipment or personnel, (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP applicable to the Corporations or the enforcement or interpretation thereof, except to the extent that such changes or proposed changes have a materially disproportionate adverse effect on the Corporations, taken as a whole, relative to the adverse effect that such changes have on other companies in the industries in which the Corporations operate, (e) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Authority, except to the extent that such changes have a materially disproportionate adverse effect on the Corporations, taken as a whole, relative to the adverse effect that such changes have on other companies in the industries in which the Corporations operate, or (f) the taking of any action contemplated by this Agreement, or at the request or with the consent of the Purchaser, or the announcement of this Agreement or the transactions contemplated hereby.

(58) “Material Contracts” means all Contracts (a) that involve or may result in the payment of money or money’s worth by or to any of the Corporations in an amount in excess of $100,000, (b) that are Leases, or (c) the termination of which, or under which the loss of rights, would constitute a Material Adverse Effect.

(59) “Net Working Capital” means Current Assets as at the Closing Time minus Current Liabilities as at the Closing Time.

(60) “Notice” means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement.

(61) “Notice of Claim” has the meaning given to it in Section 7.6.

(62) “Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

(63) “Ordinary Course of Business” means the ordinary and usual course of the routine daily affairs of the business of a given Corporation, consistent with past practice of such Corporation.

(64) “Outside Date” has the meaning given to it in Section 9.1(e).

(65) “Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

(66) “Permitted Encumbrances” means (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar Encumbrances with respect to amounts that are not yet due and payable and that will be paid or discharged in the ordinary course of the Corporations’ business and that will be paid on or before the Closing Date or reflected on the Closing Financial Statements, (b) Encumbrances for Taxes that are not yet due and delinquent, (c) Encumbrances securing rental payments under capital lease arrangements, (d) restrictions arising under Applicable Laws relating to zoning and other land use that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the property subject thereto and, in the reasonable opinion of the Purchaser, do not materially impair the value or use of any of the Leased Premises, (e) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to real property that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the real property subject thereto, (f) Encumbrances in favor of landlords, custodians or other service providers created by Applicable Law in the Ordinary Course of Business relating to amounts that are not yet due and payable and will be paid or discharged in the ordinary course of the Corporations’ business and that will be paid on or before the Closing Date or reflected on the Closing Financial Statements, (g) matters of title which would be disclosed by an accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto, and (h) the Encumbrances listed and described in Schedule 1.1(66).

(67) “Person” is to be broadly interpreted and includes an individual, a partnership, a corporation, a trust, a joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature and the executors, administrators, or other legal representatives of an individual in such capacity.

(68) “Personal Information” means any factual or subjective information, recorded or not, about an employee, contractor, agent, consultant, officer, director, executive, client, customer, supplier or natural person who is a shareholder of the Vendors, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title or business address or telephone number of an employee of the Vendors.

(69) “Pre-Closing Reorganization” means the transactions described in Recital E.

(70) “Purchase Price” has the meaning given to it in Section 2.1.

(71) “Purchased Shares” has the meaning given to it in Recital F.

(72) “Purchaser’s Indemnified Parties” means the Purchaser, the Corporations and their respective directors, officers, employees and agents.

(73) “Reg.” or “Treasury Regulation” means regulations promulgated by the U.S. Department of the Treasury.

(74) “Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Governmental Authority pursuant to Applicable Law or under the terms of any Licence or the conditions of any Order in connection with the sale of the Purchased Shares to the Purchaser on the terms contemplated in this Agreement, to permit the Corporations to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, and includes the HSR Act Compliance, if required.

(75) “Release” means any release, spill, leak, emission, pumping, injection, deposit, discharge, dispersal, leaching, migration, spraying, abandonment, pouring, emptying, throwing, dumping, placing or exhausting of a Contaminant, and when used as a verb has a like meaning.

(76) “Releasees” has the meaning given to it in Section 7.15.

(77) “Releasor” has the meaning given to it in Section 7.15.

(78) “Section 338(h)(10) Election” has the meaning given to it in Section 5.6.

(79) “Secured Lenders” means the lenders party to a credit agreement dated November 30, 2011 by and among, inter alios, JPMorgan Chase Bank, N.A., as Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and, inter alios, the Vendors, as Loan Parties, as amended by a first amendment to credit agreement dated December 29, 2011, a second amendment to credit agreement dated October 10, 2012 and a third amendment to credit agreement dated as of December 28, 2012.

(80) “Secured Obligations” means the obligations of the Corporations and the Vendors to the Secured Lenders under various credit agreements and related security documents between the Secured Lenders and the Vendors, the Corporations and their Affiliates.

(81) “Selected Accountant” has the meaning given to it in Section 2.5.

(82) “Statement Date” means the date of the Annual Financial Statements, being December 31, 2011.

(83) “Straddle Period” means any taxation period of any of the Corporations ending after the Closing Date which commenced before the Closing Date.

(84) “Subsidiary” of a Person, means another Person under the direct or indirect Control of such Person.

(85) “Target Working Capital” means negative $3,648,270 United States Dollars.

(86) “Tax” or “Taxes” includes all taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority, including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services, harmonized sales, Quebec sales or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges, and other assessments or similar charges in the nature of a tax including federal and state and provincial pension plan contributions, employment insurance and unemployment insurance premiums and workers compensation premiums, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges, whether disputed or not.

(87) “Tax Law” means any Applicable Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes, including, without limitation, the Code.

(88) “Tax Return” means any return, report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document or materials relating to Taxes, including any related or supporting information with respect to any of those documents or materials listed above in this Section 1.1(88), filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes, provided, however, the term “Tax Return” does not include any such items to the extent they are separately addressed in Section 5.6.

(89) “Third Party Claim” has the meaning given to it in Section 7.6.

(90) “Transaction” means the transaction of purchase and sale of the Purchased Shares contemplated by this Agreement.

(91) “Transition Services Agreement” means the transition services agreement to be entered into between the Vendors and the Corporations with respect to transitional support of miscellaneous administrative functions following completion of the Transaction substantially in the form of Schedule 1.1(91).

(92) “Tri-Starr” means Tri-Starr Management Services, Inc.

(93) “United States Dollars”, “US Dollars” and the symbol “$” each means the lawful currency of the United States of America.

(94) “US Corporations” has the meaning given to it in Recital C.

(95) “Vendors’ Indemnified Parties” means the Vendors and their respective directors, officers, employees and agents.

Section 1.2 Actions on Non-Business Days.

If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

Section 1.3 Currency and Payment Obligations.

Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in United States Dollars;

(b)	any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, or by any other method that provides immediately available funds; and

(c)	except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 3:00 p.m. on the due date at the payee’s address for notice under Section 10.5 or such other place as the payee may have specified in writing to the payor in respect of a particular payment and any payment made after that time shall be deemed to have been made and received on the next Business Day.

Section 1.4 Calculation of Time.

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Toronto time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Toronto time on the next succeeding Business Day.

Section 1.5 Vendors’ Knowledge

Any statement in this Agreement expressed to be made to “the Vendors’ knowledge” and any other references to the knowledge of the Vendors shall be understood to be made on the basis of the actual knowledge of any one of Richard E. Gaetz, the Chief Executive Officer, and Fayaz Suleman, the Vice President Finance and Chief Financial Officer, of Vitran Corporation Inc., Michael Glodziak, the President or Joanna Pencak, the Controller of the Corporations, of the relevant subject matter, in each case after appropriate internal inquiry.

Section 1.6 Additional Rules of Interpretation

(1) Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2) Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3) Section References. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement.

(4) Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5) References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6) Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding.

(7) Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

(8) Writing. References to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, or otherwise capable of being visually reproduced at the point of reception.

Section 1.7 Schedules

The following are the schedules annexed to this Agreement and incorporated by reference and deemed to be part hereof:

Schedule 1.1(3) – Annual Financial Statements

Schedule 1.1(51) – Interim Financial Statements

Schedule 1.1(66) – Permitted Encumbrances

Schedule 1.1(91) – Transition Services Agreement

Schedule 2.3 – Allocation of Purchase Price

Schedule 3.3(3)(c) – Other Liabilities and Obligations

Schedule 3.3(5) – Absence of Changes

Schedule 3.3(6) – Tax Matters

Schedule 3.3(7) – Non-Arm’s Length Matters

Schedule 3.3(8) – Bank Accounts and Authorizations

Schedule 3.3(9) – Insurance

Schedule 3.3(10) – Canadian Corporations Sales in or into the United States

Schedule 3.4(2) – Leases & Leased Premises

Schedule 3.4(4) – Intellectual Property

Schedule 3.5(3) – Suppliers

Schedule 3.5(4) – Customers

Schedule 3.5(5) – Restrictions on Doing Business

Schedule 3.5(6) – Material Contracts

Schedule 3.5(7) – Material Licences

Schedule 3.5(8) – Jurisdictions of Business

Schedule 3.5(9) – Consents and Regulatory Approvals

Schedule 3.5(10) – Product Warranties

Schedule 3.5(11) – Affiliate Reliance and Support Services

Schedule 3.6(1) – Employee Contracts

Schedule 3.6(2) – Lay-offs and Other Activities

Schedule 3.6(3) – Pension and Benefit Plans

Schedule 3.6(3)(m) – ERISA plans with Restricted Amendment and/or Termination Provisions

Schedule 3.7(3) – Pending Litigation

Schedule 5.10 – Vendor Group Guarantees and Encumbrances

Schedule 6.1(9) – Non-Competition Agreement

ARTICLE 2 – PURCHASE AND SALE

Section 2.1 Purchase and Sale

At the Closing Time, the Vendors shall sell and the Purchaser shall purchase the Purchased Shares upon and subject to the terms and conditions of this Agreement for an aggregate purchase price (the “Purchase Price”) equal to Ninety Seven Million United States Dollars ($97,000,000), subject to adjustment in accordance with Section 2.6.

Section 2.2 Payment

The Purchaser shall pay the unadjusted Purchase Price of Ninety Seven Million United States Dollars ($97,000,000) at the Closing Time by wire transfer to such account in the US or Canada as directed by the Vendors in writing.

Section 2.3 Allocation of Purchase Price

The Purchase Price shall be allocated among the Purchased Shares as set out in Schedule 2.3.

Section 2.4 Closing Financial Statements

Not later than 45 Business Days after the Closing Date, the Vendors will prepare and deliver the Closing Financial Statements and related calculations of Current Assets, Current Liabilities and Net Working Capital, in each case as at the Closing Time, to the Purchaser. The Closing Financial Statements will be prepared on a basis consistent with the Annual Financial Statements and the Interim Financial Statements. To assist the Vendors in the preparation of the Closing Financial Statements and related calculations of Current Assets, Current Liabilities and Net Working Capital, in each case as at the Closing Time, the Purchaser will make available to the Vendors the services of the officers, employees and other personnel of the Corporations who prepared the Annual Financial Statements and the Interim Financial Statements during ordinary business hours, in a manner that does not interfere with their ability to discharge their on-going obligations as employees and only to the extent that such persons remain employees of the Corporations at such times. The Vendors will make available to the Purchaser copies of all working papers, books and records and personnel used in the preparation of the Closing Financial Statements and related calculations of Current Assets, Current Liabilities and Net Working Capital, in each case as at the Closing Time, together with such other information relating thereto as the Purchaser may reasonably request. The Purchaser may notify the Vendors that it accepts or disputes the Closing Financial Statements and related calculations of Current Assets, Current Liabilities and Net Working Capital, in each case as at the Closing Time, at any time within 30 Business Days after receiving them, but will be deemed to accept them on the 31st Business Day after receipt thereof unless the Purchaser delivers a written notice (the “Dispute Notice”) to the Vendors of a dispute (a “Closing Financial Statements Dispute”) on a Business Day prior to that 31st Business Day. On the date of the Purchaser’s deemed acceptance, or any earlier date upon which the Vendors receive notice of the Purchaser’s acceptance, the Closing Financial Statements and related calculations of Current Assets, Current Liabilities and Net Working Capital, in each case as at the Closing Time, will be conclusive and binding on the Purchaser and the Vendors.

Section 2.5 Disputes

The Dispute Notice must set out the reasons for the Closing Financial Statements Dispute, the amount in dispute, and reasonable details of the calculation of those amounts. The Purchaser and the Vendors will attempt, in good faith, to resolve the Closing Financial Statements Dispute within 10 Business Days after the Vendors’ receipt of the Dispute Notice. Any Closing Financial Statements Dispute not resolved by the Purchaser and the Vendors within that period will be submitted to a senior partner of the accounting firm of PriceWaterhouseCoopers LLP who has appropriate experience with supply chain logistics businesses and is not on the Vendors’ client team or the Purchaser’s client team (the “Selected Accountant”), who will resolve the Closing Financial Statements Dispute acting as an expert, and not an arbitrator. The resolution of the Closing Financial Statements Dispute will be set forth in a written decision by the Selected Accountant, explaining his or her reasoning, and shall be final and binding upon the Purchaser and the Vendors, with no right of appeal or judicial review on any grounds. The fees, costs and expenses of the Selected Accountant in resolving the Closing Financial Statements Dispute shall be borne as follows: (a) If the Selected Accountant makes a determination in favour of the Purchaser with respect to the issues raised in the Dispute Notice, the fees and expenses shall be borne by the Vendors; (b) if the Selected Accountant makes a determination in favour of the Vendors with respect to the issues raised in the Dispute Notice, the fees and expenses shall be borne by the Purchaser; and (c) if the Selected Accountant makes a determination that is partially in favour of the Vendors and partially in favour of the Purchaser, then the Vendors, on one hand, and the Purchaser, on the other, shall each be liable for one-half of the fees, costs and expenses of the Selected Accountant except to the extent that the Selected Account specifies otherwise in his or her written finding, in which case the liability for such amounts shall be as set forth in such decision.

Section 2.6 Estimated Net Working Capital; Determination of Net Working Capital

At least five (5) Business Days prior to the Closing Date, the Vendors shall provide the Purchaser with their written good faith estimate of Net Working Capital as of the Closing Date, based on the most recent unaudited balance sheets of the Corporations, and after consultation with the Purchaser. Such estimate shall indicate in reasonable detail the basis therefor and shall be accompanied by appropriate documentation supporting the estimate contained therein and shall be subject to the reasonable satisfaction of the Purchaser. On the second Business Day following the date on which the Parties agree to the Closing Financial Statements and related calculations of Current Assets, Current Liabilities and Net Working Capital, in each case as at the Closing Time, or, if there is a Closing Financial Statements Dispute, on the second Business Day following the date on which a determination of a Closing Financial Statements Dispute is made pursuant to Section 2.5, the Purchase Price will be adjusted as follows:

(a)	if the Net Working Capital as calculated on the basis of the Closing Financial Statements is less negative than the Target Working Capital then the Purchaser will promptly pay the amount of that increase to the Vendors as additional Purchase Price;

(b)	if the Net Working Capital as calculated on the basis of the Closing Financial Statements is more negative than the Target Working Capital then the Vendors will promptly pay the amount of that decrease to the Purchaser as a decrease in the Purchase Price; and

(c)	if the Net Working Capital as calculated on the basis of the Closing Financial Statements equals the Target Working Capital, no payment shall be due and the Purchase Price will not be adjusted on account of Net Working Capital.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES OF THE VENDORS

The Vendors jointly and severally represent and warrant to the Purchaser as stated below and acknowledge that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

Section 3.1 Corporate Matters

(1) Status and Capacity of the Corporations. Each of the Corporations has been duly incorporated and organized, is a subsisting corporation in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and capacity to own or lease its property and to carry on its business as now carried on in each jurisdiction in which it owns or leases property or carries on business.

(2) Qualification of the Corporations. Each of the Corporations is registered, licensed or otherwise qualified to carry on business and to own and operate its respective assets under the laws of each jurisdiction in which the nature of the Business operated by it or the character, ownership or operation of such Corporation’s assets makes such registration, licensing or qualification necessary under Applicable Law.

(3) Status and Capacity of Vendors. Each of the Vendors has been duly incorporated and organized, is a subsisting corporation in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and capacity to own and to dispose of the Purchased Shares and to execute and deliver this Agreement and to consummate the Transaction and otherwise perform its obligations under this Agreement.

(4) Authorization of Transaction. The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized by all necessary corporate action on the part of each of the Vendors.

(5) Enforceability. This Agreement has been duly and validly executed and delivered by each of the Vendors and is a valid and legally binding obligation of each of the Vendors enforceable against such Vendor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

(6) Residence. The Canadian Vendor is not a non-resident of Canada within the meaning of the Income Tax Act.

(7) Investments.

(a)	As of the date hereof, except for:

(i)	Can-Am’s ownership and control of all of the shares of the Canadian Subsidiaries;

(ii)	Ace SCO Holdings ownership and control of all of the shares of the US Vendor and Lux Sarl; and

(iii)	Subsidiaries of the US Vendor,

none of the Corporations has any Subsidiaries, nor do they own, directly or indirectly, any shares or other equity securities of any corporation nor do they have any equity or ownership interest in any business or Person.

(b)	As of the Closing Date, except for:

(i)	Can-Am’s ownership and control of all of the shares of the Canadian Subsidiaries; and

(ii)	Ace SCO Holdings ownership and control of all of the shares of Can-Am and Logistics,

none of the Corporations will have any Subsidiaries, nor will they own, directly or indirectly, any shares or other equity securities of any corporation nor will they have any equity or ownership interest in any business or Person.

(c)	The Corporations are not subject to any obligation or requirement to provide funds to or make any investment in any business or Person by way of loan, capital contribution or otherwise.

(8) Corporate Records. The minute books and other corporate records of the Corporations, including the registers of shareholders, registers of transfers and registers of directors of the Corporations are complete and accurate in all material respects. Complete copies of the foregoing have been provided to the Purchaser and the originals of all of such records shall be retained as of the Closing Date by the respective Corporation to which they relate.

Section 3.2 Share Capital and Shares

(1) Authorized and Issued Share Capital.

(a)

(i)	As of the date hereof, the authorized capital of Ace SCO Holdings consists of an unlimited number of common shares, of which Twenty Million Three Hundred and Twenty-Eight Thousand Four Hundred and Fifty-Four (20,328,454) common shares have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of such corporation.

(ii)	As of the Closing Date, the authorized capital of Ace SCO Holdings will consist of an unlimited number of common shares, and all of such common shares which will be issued and outstanding will have been duly issued in accordance with Applicable Law and will be outstanding as fully paid and non-assessable shares in the capital of such corporation.

(b)

(i)	The authorized capital of Logistics consists of an unlimited number of common shares, of which One (1) common share has been duly issued in accordance with Applicable Law and is outstanding as a fully paid and non-assessable share in the capital of such corporation.

(ii)	As of the date hereof, such issued an outstanding common share is owned by the Canadian Vendor.

(iii)	As of the Closing Date, such issued and outstanding common share will be owned by Ace SCO Holdings.

(c)

(i)	The authorized capital of Can-Am consists of an unlimited number of Common Shares, an unlimited number of Class A Preferred Shares, an unlimited number of Class B Preferred Shares, an unlimited number of Class C Preferred Shares and an unlimited number of Class D Preferred Shares, of which One Hundred (100) Common Shares have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of such corporation.

(ii)	As of the date hereof, all of such issued and outstanding common shares are owned by the Canadian Vendor.

(iii)	As of the Closing Date, all of such issued and outstanding common shares will be owned by Ace SCO Holdings.

(d)	The authorized capital of 1098304 Ontario Inc. consists of an unlimited number of common shares and an unlimited number of preference shares, of which One Hundred (100) common shares have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of such corporation. All of such issued and outstanding common shares are legally and beneficially owned by Can-Am.

(e)	The authorized capital of 1277050 Alberta Inc. consists of an unlimited number of Common Shares, of which One Hundred (100) Common Shares have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of such corporation. All of such issued and outstanding Common Shares are legally and beneficially owned by Can-Am.

(f)	The authorized capital of 0772703 BC Ltd. consists of an unlimited number of Common Shares, of which One Hundred (100) Common Shares have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of such corporation. All of such issued and outstanding Common Shares are legally and beneficially owned by Can-Am.

(g)	The authorized capital of Las Vegas / L.A. Express, Inc. consists of One Hundred Thousand (100,000) shares of common stock, of which One Thousand Five Hundred (1,500) shares of common stock have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of such corporation.

(h)	The authorized capital of Vitran Logistics, Inc. consists of One Thousand (1,000) shares of Common Stock, of which Twenty-Eight (28) shares of Common Stock have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of such corporation.

(i)	The authorized capital of Vitran Logistics Corp. consists of One Hundred (100) shares of common stock, of which Thirteen (13) shares of common stock have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of such corporation.

(j)	The authorized capital of Midwest Supply Chain, Inc. consists of One Hundred Thousand (100,000) shares of Common stock, of which One Thousand (1,000) shares of Common stock have been duly issued in accordance with Applicable Law and are outstanding as fully paid and non-assessable shares in the capital of such corporation.

(k)	No shares or other securities of the Corporations have been issued in violation of any Applicable Law, the articles of incorporation, by-laws or other constating documents of the Corporations or the terms of any shareholders’ agreement or any agreement to which the Corporations are a party or by which it is bound.

(l)	Ace SCO Holdings and the US Corporations have not issued or authorized the issue of any shares except the Purchased Shares. The Canadian Subsidiaries have not authorized the issue of any shares except the shares legally and beneficially owned by Can-Am. As of the date hereof, Logistics and Can-Am have not issued or authorized the issue of any shares except the shares legally and beneficially owned by the Canadian Vendor. As of the Closing, Logistics and Can-Am will not have issued or authorized the issue of any shares except the shares legally and beneficially owned by Ace SCO Holdings.

(2) Title to Shares.

(a)	The Vendors legally and beneficially own and control all of the Purchased Shares with good title thereto free of any Encumbrances, except for Encumbrances in favour of the Secured Lenders in respect of the Secured Obligations, which Encumbrances will be discharged at the Closing Time.

(b)	As of the date hereof, the Canadian Vendor legally and beneficially owns and controls all of the shares of Logistics and Can-Am, with good title thereto free of any Encumbrances, except for Encumbrances in favour of the Secured Lenders in respect of the Secured Obligations, which Encumbrances will be discharged at the Closing Time.

(c)	As of the Closing Date, Ace SCO Holdings will legally and beneficially own and control all of the shares of Logistics and Can-Am, with good title thereto free of any Encumbrances, except for Encumbrances in favour of the Secured Lenders in respect of the Secured Obligations, which Encumbrances will be discharged at the Closing Time.

(d)	Can-Am legally and beneficially owns and controls all of the shares of the Canadian Subsidiaries with good title thereto free of any Encumbrances, except for Encumbrances in favour of the Secured Lenders in respect of the Secured Obligations, which Encumbrances will be discharged at the Closing Time.

(3) No Other Purchase Agreements. The Purchased Shares constitute all of the equity of Ace SCO Holdings and the US Corporations. No Person other than the Purchaser has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including a right of conversion or exchange attached to convertible securities, warrants or convertible obligations of any nature, for:

(a)	the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of the Corporations or any securities of the Corporations;

(b)	the purchase or other acquisition from the Vendors of any of the Purchased Shares or any issued and outstanding shares in the capital of Logistics or Can-Am or from Can-Am of any issued and outstanding shares in the capital of the Canadian Subsidiaries;

(c)	the purchase or other acquisition from any of the Corporations of any of its undertaking, property or assets, other than in the Ordinary Course of Business;

(d)	stock appreciation, phantom stock, profit participation, or similar rights; or

(e)	voting the Purchased Shares or the shares of Logistics, Can-Am or the Vendors or any other arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Purchased Shares or the shares of Logistics or Can-Am.

Section 3.3 Financial Matters

(1) Financial Records. The Financial Records fairly and correctly set out and disclose as at the date of the Financial Records, in all material respects, the financial position of the Corporations, and all financial transactions of the Corporations, as at the date of the Financial Records, have been accurately recorded in the Financial Records.

(2) Financial Statements. The Annual Financial Statements and the Interim Financial Statements have, except as set out in Schedule 1.1(3) and Schedule 1.1(51), as applicable, been prepared in accordance with GAAP applied on a basis consistent with financial statements of the Corporations of previous years and periods, as the case may be, and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), revenues, earnings, results of operations and financial condition of the Corporations as at the Statement Date and the Interim Financial Statement date and for the periods to which they relate, as the case may be.

(3) Liabilities of the Corporations. There are no liabilities or obligations of the Corporations of any kind whatsoever (whether absolute, accrued, contingent or otherwise), which in accordance with GAAP, would be required to be disclosed or reflected in or provided for in financial statements of the Corporations other than:

(a)	the liabilities disclosed, reflected in or provided for in the Annual Financial Statements or the Interim Financial Statements and to be reflected in the Closing Financial Statements;

(b)	liabilities and obligations incurred since the Statement Date which were incurred in the Ordinary Course of Business and that are not, individually or in the aggregate, material in amount; and

(c)	other liabilities and obligations disclosed in Schedule 3.3(3)(c).

(4) Accounts Receivable. All accounts receivable of the Corporations are recorded in the Financial Records, arose in the Ordinary Course of Business and either (a) arose from bona fide arms’ length transactions or (b) are intercompany receivables among the Corporations and/or the Vendors and their Affiliates, and in all cases are valid and enforceable and due and payable in full (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Interim Financial Statements and/or taken into account in the calculation of Net Working Capital). Subject to such allowance, each of the accounts receivable included or taken into account in the calculation of Net Working Capital either has been or will be collectible in full, without any setoff, expense, or other reduction, within ninety days after the date on which it first becomes due and payable. There is no contest, claim or defense, or right of set off, with respect to any accounts receivable.

(5) Absence of Certain Changes or Events. Except as disclosed in Schedule 3.3(5), since the Statement Date, the Corporations have not:

(a)	created any Encumbrance upon any of their properties or assets, except for Permitted Encumbrances or as described in this Agreement;

(b)	purchased, leased, otherwise acquired, sold, assigned, transferred, leased or otherwise disposed of any of any material properties or assets, except in the Ordinary Course of Business;

(c)	entered into any Material Contract, except in the Ordinary Course of Business;

(d)	modified, amended or terminated any Material Contract (not including the expiration of Material Contracts in accordance with their terms that expired solely by the passage of time);

(e)	waived, cancelled or written off any rights, claims, accounts receivable or any amounts payable to the Corporations resulting, individually or in the aggregate in a Material Adverse Effect;

(f)	made any change with respect to any method of accounting or auditing;

(g)	increased any form of compensation or other benefits payable or to become payable to any of the shareholders, directors, officers, employees, contractors, consultants or agents of the Corporations, except increases made in the Ordinary Course of Business or described in Schedule 3.3(5); or

(h)	authorized, agreed or otherwise become committed to do any of the foregoing.

(6) Tax Matters. Except as disclosed in Schedule 3.3(6):

(a)	Each Tax Return required by applicable Tax Law to be filed on or prior to the Closing Date by or on behalf of one or more of the Corporations has been or will be timely filed under applicable Tax Law with the appropriate Governmental Authorities on or before the Closing Date. Each of those Tax Returns correctly and completely reflects liability for Taxes and all other information required to be reported thereon and otherwise is or will be correct and complete in all material respects.

(b)	Each of the Corporations has paid or remitted or will duly pay and remit all Taxes required to be paid or remitted by it on or before the Closing Date, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority and all instalments on account of Taxes for the period up to the Closing Date. None of the Corporations will have any liability for Taxes for any period ending on or before the Closing Date, or that portion of any Straddle Period up to and including the Closing Date, other than those liabilities for Taxes reflected in the Closing Financial Statements. There is no action or audit currently pending or, to the Vendors’ knowledge, proposed or threatened against, or with respect to, any of the Vendors or the Corporations in respect of any Taxes.

(c)	Except for Ordinary Course of Business requests for the extension of time for filing of 2012 and 2013 Tax Returns in the United States, none of the Corporations has requested, executed, received, or entered into any Contract relating to any waiver, which is still outstanding and which provides for any extension of time in respect of:

(i)	the assessment, reassessment or collection of any Taxes by any Governmental Authority;

(ii)	the filing of any Tax Returns in respect of any Taxes for which any of the Corporations is or may be liable; or

(iii)	the payment or remittance of any Taxes or amounts on account of Taxes.

(d)	No Claims have been made at any time by any Governmental Authority that any of the Corporations is or may be subject to Tax in a jurisdiction where such Corporation does not file Tax Returns.

(e)	There are no Tax deficiencies that have been claimed, proposed or asserted in writing against any of the Corporations that have not been fully paid or finally settled and there are no discussions, audits, disputes, assertions or other claims now pending, or to the Vendors’ knowledge, threatened, in respect of Taxes due from or with respect to any of the Corporations.

(f)	All material Taxes required to be deducted, withheld or remitted by the Corporations under any applicable Tax Law from amounts paid or credited by the Corporations to or for the account or benefit of any Person, including Taxes on payments to any of its present or former Employees, officers or directors, have been properly deducted, withheld and remitted to the appropriate Governmental Authorities.

(g)	Each of the Corporations has complied, in all material respects, with all registration, reporting, collection, remittance and other requirements in respect of all applicable Commodity Taxes, except where the failure to comply has not resulted in a Material Adverse Effect.

(h)	The Vendors have given or otherwise made available to the Purchaser true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for the prior three fiscal periods preceding the date of this Agreement.

(i)	The US Vendor is eligible to join with the Purchaser in making the Section 338(h)(10) Election with respect to the acquisition by the Purchaser of the US Corporations.

(j)	There are no circumstances existing which could result in the application to any of the Corporations of Sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Income Tax Act or any analogous provision of any comparable law of any province or territory of Canada.

(k)	The terms and conditions made or imposed in respect of every transaction (or series of transactions) between each of the Corporations that is resident in Canada and (i) any person that is (A) a non-resident of Canada for purposes of the Income Tax Act, and (B) not dealing at arm’s length with such Corporation for purposes of the Income Tax Act, or (ii) any partnership of which a person referred to in (A) is a member, are such that none of the Corporations would be subject to an adjustment under subsection 247(2) of the Income Tax Act.

(l)	Each of the Corporations that is resident in Canada has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act with respect to all transactions between it and any non-resident person with whom it was not dealing at arm’s length within the meaning of the Income Tax Act (or any partnership of which such a person was a member).

(m)	There are no amounts outstanding and unpaid for which the a Corporation has previously claimed a deduction from income under the Income Tax Act or any other applicable Tax Law and which may be included in the Corporation’s income for any taxation year ending after the Closing Date.

(n)

Each of the following corporations is registered for goods and services tax/harmonized sales tax purposes under the Excise Tax Act (Canada) and their registration numbers are: Vitran Logistics Limited: 89466 4259 RT0001; Can-Am

Logistics Inc.: 88813 8559 RT0003; 1098304 Ontario Inc.: 13973 4826 RT000; 1277050 Alberta Inc.: 83029 7768 RT0001; and 0772703 B.C. Ltd.: 83885 8165 RT0001. Each of the Corporations has complied on a timely basis with all registration, reporting, collection, remittance and other requirements in respect of all applicable Commodity Taxes. The Corporations are in possession of all material invoices, purchase orders and all such other documents as are necessary to make any claim for input tax credits, refunds or rebates claimed or to be claimed under the applicable Commodity Taxes, and the originals of all of such records shall be retained as of the Closing Date by the respective Corporation to which they relate

(o)	The Books and Records of the Canadian Corporations fairly and correctly set out and disclose, in all material respects, all liabilities and unclaimed input tax credits under the Excise Tax Act for purposes of the goods and services or harmonized sales tax and any unclaimed credits or refunds under An Act respecting the Québec sales tax. All financial transactions of each of the Corporations have been accurately and completely recorded, in all material respects, in the Books and Records for Tax purposes.

(p)	No Corporation is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or foreign Tax law). No Corporation has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). No Corporation is a party to or bound by any tax allocation or sharing agreement. No Corporation (A) has been a member of an affiliated group filing a consolidated US federal Tax Return (other than a group the common parent of which was the US Vendor) or (B) has any liability for the Taxes of any Person (other than a member of the consolidated group of which the US Vendor is the parent) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(q)	Any unpaid Taxes (A) did not, as of the most recently closed fiscal period for any Corporation, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Corporation’s Closing Financial Statement (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Corporations in filing their Tax Returns.

(r)	No Corporation will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)	“closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or non-US income Tax law) executed on or prior to the Closing Date;

(iii)	intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)	prepaid amount received on or prior to the Closing Date.

(s)	No Corporation has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(7) Non-Arm’s Length Matters. Except as disclosed in Schedule 3.3(7), no Affiliate of the Corporations (including another of the Corporations) is a party to any material agreement, contract, commitment or transaction with the Corporations.

(8) Bank Accounts and Authorizations. Attached as Schedule 3.3(8) is a list of all safe deposit boxes, credit card accounts, bank accounts and accounts at any other financial institutions at which any of the Corporations has an account or any assets, including the names and addresses of the financial institutions at which they are maintained, and the names of all Persons having access or signing authority. There are no outstanding powers of attorney given by or on behalf of any of the Corporations in respect of any such accounts.

(9) Insurance. Attached as Schedule 3.3(9) is a list of all insurance policies maintained for the Corporations in respect of its assets, business operations, directors, officers and employees. To the Vendors’ knowledge, all such policies, taken together, provide adequate insurance coverage for the assets and operations of the Corporations. The Corporations are not in default with respect to their obligations under any such insurance policies and, to the Vendors’ knowledge, all such insurance policies are valid and enforceable and in full force and effect. Such policies are maintained under a group arrangement for the Vendors and their Affiliates, including the Corporations and the coverage of the Corporations under such policies will be terminated at the Closing Time provided, however, that (i) no such termination of any “occurrence based” policy in force as of the Closing Date shall be effected so as to prevent the Corporations from recovering under such policies for losses covered thereby from events occurring prior to the Closing Date, and (ii) no such termination of any “claims made” policy in force as of the Closing Date shall be effected so as to prevent the Corporations from recovering under such policies for losses covered thereby arising from or out of any claims made prior to the Closing Date.

(10) Competition Act (Canada); HSR Act (US).

The Corporations have assets in Canada with an aggregate value of less than CDN$80,000,000, and annual gross revenues from sales in, from or into Canada of less than

CDN$80,000,000, as determined in accordance with the Competition Act (Canada). The Canadian Corporations have no assets located in the United States and made no sales in or into the United States (as such phrase is used in the regulations promulgated under the HSR Act) except as set forth on Schedule 3.3(10).

Section 3.4 Property of Corporations

(1) Title to and Sufficiency of Assets. Each of the Corporations is the owner of and has valid title to all of its properties and assets, including all properties and assets reflected in the Annual Financial Statements and all properties and assets acquired by the Corporations after the Statement Date, except for the properties and assets disposed of, utilized or consumed by the Corporations since the Statement Date in the Ordinary Course of Business. Each of the Corporations owns its properties and assets free and clear of all Encumbrances, except for:

(a)	the Encumbrances disclosed or reflected in the Annual Financial Statements and the Interim Financial Statements;

(b)	the Encumbrances in favour of the Secured Lenders in respect of the Secured Obligations; and

(c)	Permitted Encumbrances.

The properties and assets owned and leased by the Corporations are sufficient to permit the continued operation of the Business after the Closing Date in substantially the same manner as conducted in the six months ended on the Closing Date.

(2) Real Property.

(a)	None of the Corporations is the registered or beneficial owner of any real property.

(b)	Schedule 3.4(2) describes all leases or agreements to lease under which the Corporations lease any real or immovable property (collectively, the “Leases”). Complete and correct copies of the Leases have been provided to the Purchaser.

(c)	The relevant Corporation is exclusively entitled to all rights and benefits as lessee under the Leases, and except as described in Schedule 3.4(2), none of the Corporations has sublet, assigned, licensed or otherwise conveyed any rights in the premises subject to the Leases (the “Leased Premises”) or in the Leases to any other Person.

(d)	All rental and other payments and other obligations required to be paid and performed by the Corporations pursuant to the Leases have been duly paid and performed. The Corporations are not in default of any of their obligations under the Leases and, to the Vendors’ knowledge, none of the landlords or other parties to the Leases are in default of any of their obligations under the Leases.

(e)	All of the plant, buildings, structures, erections, improvements, fixtures and appurtenances situated on or forming part of the Leased Premises are in good operating condition and in a state of good maintenance and repair adequate and suitable for the purposes for which they are presently being used by the Corporations.

(f)	Except for the Permitted Encumbrances, to the Vendors’ knowledge, there are no matters including any building, zoning or use restrictions, affecting the right and interest of the Corporations or in and to any of the Leased Premises which, in the aggregate, would have a Material Adverse Effect.

(3) Environmental Matters.

(a)	The Corporations, the operation of the Business, the property and assets owned or used by the Corporations and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws.

(b)	The Corporations have obtained and are in compliance with all Environmental Permits necessary to conduct the Business and to own, use and operate the Leased Premises.

(c)	No Release of any Contaminant has ever resulted from the operation of the Business and the conduct of any other activities of the Corporations, except in compliance with Environmental Laws or where such Release was not material.

(d)	The Corporations have not received any notice of any non-compliance with any Environmental Laws, and the Corporations have never been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled any prosecution under any Environmental Laws short of conviction.

(e)	There is no pending or, to the Vendors’ knowledge, threatened Environmental Claim against the Corporations, any of the Leased Premises or any real property now or previously occupied by the Corporations nor, to the Vendors’ knowledge, against any prior owner or occupant of any of the Leased Premises or any real property previously occupied by any of the Corporations.

(4) Intellectual Property. Schedule 3.4(4) includes a list of all Intellectual Property owned or licensed by the Corporations including any that is registered with any Governmental Authority and that is used in the conduct of the Business, all associated registrations and applications for registration, and all associated rights, including moral rights, the jurisdictions (if any) in which that Intellectual Property is registered (or in which application for registration has been made) and the applicable expiry dates of all listed registrations. All legal steps have been taken by the Corporations to preserve their rights to the Intellectual Property listed in Schedule 3.4(4), where failure to have done so would have a Material Adverse Effect. The Material Contracts listed in Schedule 3.5(6) include all license agreements pursuant to which the Corporations have been granted a right to use, or otherwise exploit Intellectual Property owned by third parties. The Intellectual Property that is owned by the Corporations is owned free and clear of any

Encumbrances other than the Encumbrances in favour of the Secured Lenders in respect of the Secured Obligations that will be released at Closing and Permitted Encumbrances, and no Person other than the Corporations has any right to use that Intellectual Property except as disclosed in Schedule 3.4(4). To the Vendors’ knowledge, the use by the Corporations of any Intellectual Property owned by third parties is valid, none of the Corporations is in default or breach of any licence agreement relating to that Intellectual Property, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach. To the Vendors’ knowledge, the conduct by the Corporations of the Business does not infringe the Intellectual Property of any Person.

Section 3.5 Conduct of Business

(1) No Material Adverse Effect. Since the Statement Date, there has not been any Material Adverse Effect or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect.

(2) Ordinary Course. The Business has been carried on in the Ordinary Course of Business since the Statement Date.

(3) Suppliers. Schedule 3.5(3) contains a list of the ten largest suppliers (by dollar volume) of goods and services to the Corporations on a consolidated basis during the period from the Statement Date to the date of the Interim Financial Statements. None of the suppliers listed in Schedule 3.5(3) has advised the Vendors or the Corporations, that it is terminating or considering terminating its relationship with any of them, or considering negotiating its relationship with any of them on terms different from and less attractive than those which they currently enjoy, whether as a result of the completion of the transactions contemplated in this Agreement or otherwise.

(4) Customers. Schedule 3.5(4) contains a list of the ten largest customers by gross revenue of the Corporations on a consolidated basis during the period from the Statement Date to the date of the Interim Financial Statements, including gross revenue for each such customer during such period. None of such customers has advised the Vendors or any of the Corporations that it is terminating its relationship with the Corporations or considering terminating its relationship with any of them, or considering negotiating its relationship with any of them on terms different from and less attractive than those which they currently enjoy, whether as a result of the completion of the transactions contemplated in this Agreement or otherwise.

(5) Restrictions on Doing Business. Except as set out in Schedule 3.5(5), the Corporations are not a party to or bound by any agreement or commitment which would restrict or limit their rights to carry on or compete in any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct the Business as conducted in the year ended on the Statement Date.

(6) Material Contracts. Schedule 3.5(6) lists or identifies all Material Contracts. None of the Corporations is in default or breach of any Material Contract, and, to the Vendors’ knowledge, there exists no state of facts which, after notice or lapse of time or both, would constitute a material default or breach of any Material Contract. To the Vendors’ knowledge, no counterparty to any Material Contract is in material default of any of its obligations under any

Material Contract, the relevant Corporations are entitled to all benefits under each Material Contract, and none of the Corporations have received any notice of termination of any Material Contract. True and complete copies of all Material Contracts have been provided to the Purchaser.

(7) Material Licences. Schedule 3.5(7) lists all material Licences and such Licences are the only licences, permits, authorizations or approvals of a Governmental Authority required for the operation of the Business as conducted on the date of this Agreement. The Business is being conducted by the Corporations in accordance with all terms and conditions of such material Licences. All material Licences are valid and are in full force and effect, and the Corporations are not in violation of any term or provision or requirement of any material Licence. No proceeding is pending or, to the Vendors’ knowledge, threatened to revoke, amend or impose any condition in respect of, any material Licence. True and complete copies of all material Licenses have been provided to the Purchaser.

(8) Operations and Assets. Attached as Schedule 3.5(8) is a list of each jurisdiction in which operations of the Corporations are carried on and each jurisdiction in which tangible assets owned or used by the Corporations are located.

(9) Consents and Regulatory Approvals. Except as specified in Schedule 3.5(9), neither the Corporations nor the Vendors are under any obligation, contractual or otherwise, to request or obtain any Regulatory Approval or Consent in respect of a Material Contract or to give any notice to any Governmental Authority or other Person pursuant to Applicable Law, the terms of any Licence or any Material Contract:

(a)	by virtue of or in connection with the execution, delivery or performance by the Vendors of this Agreement or the completion of the Transaction;

(b)	to avoid the loss of any material Licence listed on Schedule 3.5(7) or to avoid the violation, breach or termination of, or any default under, or the creation of any Encumbrance other than a Permitted Encumbrance under the terms of, any Applicable Law; or

(c)	in order that the authority and ability of the Corporations to carry on the Business in the Ordinary Course of Business and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the Transaction.

All Material Contracts and material Licences under which the Corporations or the Vendors are obligated to request or obtain any such Consent or Regulatory Approval or to give any such notice are identified in Schedule 3.5(9).

(10) Product Warranties. Schedule 3.5(10) lists all warranties given to buyers of products or services supplied by the Corporations. There are no claims against the Corporations on account of warranties or with respect to the production or sale of defective or inferior products or the provision of services, nor is there any basis for any liability to, claim against, or Damages on the part of, the Corporations arising from, relating to, or in connection with the production or sale of the products or the provision of services before the date of this Agreement.

(11) Affiliate Reliance and Support Services. Except as set forth on Schedule 3.5(11), none of the Corporations relies upon the Vendors or any of their other Affiliates for any management support, tangible assets, software, licenses or support services.

Section 3.6 Employment Matters

(1) Employees and Employment Contracts.

(a)	The Purchaser has been provided with the following (which, taken together, address all of the Employees of the Corporations):

(i)	with respect to managers and supervisors of the Corporations’ Logistics Canada division, a list of the locations, names, positions, hire dates, salary, applicable benefit Plans, car allowance (if applicable), bonus entitlement (if applicable) employment status (active or non active, and if not active, reason why and period of time not active), and other compensation (if applicable);

(ii)	with respect to managers and supervisors of the Corporations’ Sam’s division, Canadian Brokerage division, US Brokerage division, and Las Vegas/LA Express division, lists of the locations, names, positions, hire dates, salary, applicable benefit Plans, car allowance (if applicable, bonus entitlement (if applicable) and employment status (active or non active, and if not active, reason why and period of time not active);

(iii)	with respect to non-management Employees of the Corporations’ Canadian Brokerage division, a list of names, positions, hire dates, and employment status (active or non-active, and if not active, reason why and expected return date);

(iv)	with respect to non-management Employees of the Corporations’ Ontario, Alberta, and Ward divisions, lists of names, employee ids, branch, department, payroll type, hire date, occupation (if applicable), and employment status (active or non active, and if not active, reason why and period of time not active);

(v)	with respect to non-management Employees in the Corporations’ British Columbia division, a list of names, employee ids, branch, department, province, payroll type, employment status (active or non active, and if not active, reason why and period of time not active) and hire date;

(vi)	with respect to non-management Employees in the Corporations’ US division, a list of names, hire dates, employment status (active or non active, and if not active, reason why and period of time not active), employment terms (full time or part time), position (if applicable) and department; and

(vii)	a list of hourly rate ranges and applicable Benefit Plans for non-management Employees by category (general labor, walkie, forklift operator, team lead, driver/hosler, regular driver, and mechanic).

(b)	All of the Employees are employed, engaged or retained for an indefinite term and, except as listed in Schedule 3.6(1), none are subject to written employment agreements, offer letters, contracts of engagement or services agreements (collectively, “Employment Contracts”). True and complete copies of (i) the current form of offer letter used by the Corporations to engage Employees, and (ii) any Employment Contracts listed in Schedule 3.6(1) that are not substantially in the form of such offer letter, have been provided to the Purchaser. To the Vendors’ knowledge, no officer or senior executive has given notice, oral or written, of an intention to cease being employed with any of the Corporations, and none of the Corporations intends to terminate the employment of any officer, senior executive or group of Employees.

(c)	To the Vendors’ knowledge, none of the Corporations has received any notice or other communication from any Governmental Authority regarding any unresolved violation or alleged violation of any Applicable Law relating to hiring, recruiting, or employing (or continuing to employ or the termination of employment) of any individual.

(d)	There are no Employment Law related claims, notices, administrative orders, citations, complaints, summons, writs, proceedings or demands, or outstanding orders, awards or rulings against the Corporations pending or, to the Vendors’ knowledge, threatened and the Corporations have not violated any Employment Laws, except where such claims, orders, rulings or violations would not reasonably be expected to have a Material Adverse Effect.

(e)	Except as disclosed on Schedule 3.6(1), none of the Corporations has entered into any Employment Contract nor do the Corporations have any obligation(s) with respect to any Benefit Plan, fringe benefit arrangement, any arrangement to provide compensation upon the occurrence of a change in control or any corporate transaction, however defined, any deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, incentive compensation plan, executive compensation plan, agreement, arrangement, or commitment to provide compensation which is not a Benefit Plan (other than normal payroll policies concerning holidays, vacations, and salary continuation during short absences for illness or other reasons).

(f)	All of the Employees have the legal right to perform services for the Corporation that is his or her employer without condition in accordance with local immigration, work permit and similar Applicable Laws and regulations.

(2) Unions.

(a)	There are no apparent or, to the Vendors’ knowledge, threatened union organizing activities, strikes, slowdowns, work stoppages or lockouts involving Employees.

To the Vendors’ knowledge, none of the Corporations has any labour problems that might result in a Material Adverse Effect, or lead to any interruption of operations at any location. Except as set out in Schedule 3.6(2), none of the Corporations has engaged in any lay-off or other activities within the last three years in respect of the Business that would, to the Vendors’ knowledge, violate or in any way subject any of the Corporations to the group termination or lay-off requirements, or notice provisions, of the Applicable Laws of any jurisdictions where the Corporations operate. None of the Corporations is bound by or a party to, either directly or by operation of Applicable Law, any collective bargaining agreement with any trade union, labor organization or association which might qualify as a trade union, and no trade union, association, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	has, to the Vendors’ knowledge, petitioned or applied to be certified or requested to be voluntarily recognized as the bargaining agent of any of the Employees; or

(iii)	has, to the Vendors’ knowledge, filed a complaint or charge under any Employment Laws.

(b)	No Corporation has engaged in, and none is now engaging in, any unfair labor practice, unlawful practice, unlawful occupational safety practice in the conduct of its business that might result in a Material Adverse Effect, or lead to any interruption of operations at any location.

(3) Pension and Benefit Plans.

(a)	Schedule 3.6(3) lists each Benefit Plan. True and complete copies of each written Benefit Plan, and all related trusts, insurance contracts and other funding documents have been delivered to the Purchaser. In addition, and as applicable, copies of all summary plan descriptions and IRS Form 5500 (with all attachments) for the past three years have been delivered to the Purchaser.

(b)	Each Benefit Plan is, and has been, established, registered (where required), qualified (where required), administered, funded and invested, in material compliance with:

(i)	the terms of that Benefit Plan; and

(ii)	all Applicable Laws, including applicable Tax Laws, all Applicable Laws relating to pension benefits standards, and, if applicable, ERISA,

except, in each case, for any non-compliance which is listed on Schedule 3.6(3) and, which in the aggregate have not had a Material Adverse Effect.

(c)	Except as disclosed in Schedule 3.6(3), or as required by Section 601 of ERISA, no Corporation has ever provided or has any obligation to provide, medical, life or similar benefits to current or future retired or terminated Employees or their spouses or dependents.

(d)	Each Benefit Plan, to the extent applicable, is fully funded in accordance with its terms and Applicable Law and there are no unfunded or underfunded pension liabilities with respect to any of the Benefit Plans except as set forth on Schedule 3.6(3). Except as will be reflected in the Closing Financial Statements, all contributions, premiums or other payments for each Benefit Plan attributable to all periods prior to the Closing have been made on a timely basis and within the time limits prescribed by ERISA or other Applicable Law.

(e)	Each of the Benefit Plans that is intended to be a qualified plan pursuant to Section 401(a) of the Code is so qualified and either has received a favorable determination letter to such effect, or is in the form of a prototype, master or volume submitter plan document that has a current letter from the U.S. Internal Revenue Service stating that the language of such plan document meets the qualification requirements of Code Section 401(a) and the Corporations are entitled to rely on such letter with regard to such Benefit Plan, and no amendment has been made, or, to the Vendors’ knowledge, no action has been taken to adversely affect such determination letter or reliance on such letter.

(f)	Neither any Corporation nor any other entity with which any Corporation could be aggregated pursuant to Sections 414(b), (c) (m) or (o) of the Code has established, maintained or contributed to, or had any obligation to establish, maintain or contribute to (i) any plan or arrangement that is subject to Title IV of ERISA or the funding requirements of Section 412 of the Code; (ii) any multiemployer plan as defined in Section 4001(a)(3) of ERISA; or (iii) any multiple employer plan as defined in Section 413(c) of the Code.

(g)	No Corporation has established, maintained or contributed to, or had any obligation to establish, maintain or contribute to (i) a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code; or (ii) or a voluntary employees beneficiary association within the meaning of Section 501(c)(9) of the Code.

(h)	To the Vendors’ knowledge, neither any Corporation nor any Benefit Plan fiduciary (as defined in ERISA Section 3(21)), has engaged in any transaction in violation of ERISA Section 406(a) and (b) or any “prohibited transaction” (as defined in Section 4975(c)(2) or Section 4975(d) of the Code).

(i)	Except as disclosed in Schedule 3.6(3), the consummation of the Transaction will not (i) entitle any current or former employee, officer, director or independent contractor of a Corporation to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of payments or compensation due any such individual or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code.

(j)	The execution or performance of the Transaction will not create, accelerate or increase any obligations under any Benefit Plan, including any obligation to make any payment that would not be deductible as an excess golden parachute payment under Section 280G of the Code.

(k)	Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) satisfies the formal requirements of Section 409A and, to the Vendors’ knowledge, has been operated compliance with Code Section 409A and all applicable guidance thereunder.

(l)	To the Vendors’ knowledge, any Benefit Plan that is a group health plan has been operated in compliance with the requirements of Code Section 4980B, and all required notices with respect to any ‘qualifying event’ (as defined therein) occurring on or before the Closing Date have been provided, or will have been provided before the Closing Date, to individuals entitled thereto.

(m)	Except as disclosed in Schedule 3.6(3)(m), each employee benefit plan (as that term is defined in Section 3(3) of ERISA) maintained for Employees in the United States may be amended or terminated in any manner and at any time, without the consent of any person covered by such Benefit Plan and without any further liability for benefits that maybe accrued or expenses that may be incurred after the date of such termination or amendment, other than benefits that may be required under the terms of such Benefit Plan or benefits required under Code Section 4980B.

(n)	There are no outstanding requests for information, claim for benefits, litigation, audit, investigation or other inquiry, with respect to any Benefit Plan, by participants or beneficiaries other than routine claims and/or requests for benefits or by Governmental Authority.

Section 3.7 General Matters

(1) Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Vendors and the Corporations, and the completion of the Transaction, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Vendors or the Corporations under, or give any Governmental Authority or other Person the right to challenge the Transaction or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, or result in the creation of any Liens upon any of the assets owned or used by any of the Corporations or upon the stock in the Corporations under:

(a)	any term or provision of any of the articles, by-laws or other constating documents of the Vendors or the Corporations;

(b)	subject to obtaining the Consents referred to in Schedule 3.5(9), the terms of any Material Contract to which any of the Corporations is a party or is bound or any material agreement, indenture, instrument or other material obligation or restriction to which or the Vendors are a party or are bound, or

(c)	subject to obtaining the Regulatory Approvals referred to in Schedule 3.5(9), any term or provision of any of any material License listed on Schedule 3.5(7), any Applicable Law; or

(d)	any Order.

(2) Compliance with Laws. The Corporations in carrying on the Business are not in violation of any Applicable Law in any manner which would, individually or in the aggregate, be material.

(3) Litigation.

(a)	Except for the matters referred to in Schedule 3.7(3), there are no actions, applications, complaints, grievances, claims, suits, arbitrations or proceedings, judicial or administrative (whether or not purportedly on behalf of the Corporations) pending or, to the Vendors’ knowledge, threatened, by or against or affecting the Corporations, at law or in equity, or before or by any court or other Governmental Authority, which might reasonably be expected to have a Material Adverse Effect or which might involve the possibility of an Encumbrance other than a Permitted Encumbrance against the assets of the Corporations.

(b)	There is no outstanding Order involving the Corporations or relating in any way to the transactions contemplated by this Agreement.

(4) Private Issuer. Each of the Canadian Corporations is a “private issuer” as that term is defined in section 2.4(1) of National Instrument 45-106 of the Canadian Securities Administrators.

(5) Successor Liability. No Corporation has any liability to any Person arising from such Corporation’s status as a successor employer, joint employer, alter ego or other legal doctrine that would cause such Corporation to have co-liability with or liability derived from another entity under labor management relations law or other law governing employment.

(6) Completeness of Disclosure. No representation or warranty or other statement made by the Vendors in this Agreement or in any of the agreements, schedules or certificates delivered hereunder contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading. Except as specifically set forth in this Agreement or the schedules hereto, to the knowledge of the Vendors there are no facts or circumstances that could be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendors as stated below and acknowledges that the Vendors are relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Transaction.

Section 4.1 Status

The Purchaser is a subsisting corporation in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction.

Section 4.2 Due Authorization

The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized by the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or the Transaction.

Section 4.3 Enforceability

This Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to general principles of equity.

Section 4.4 Absence of Conflict.

The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the Transaction, will not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of Purchaser, or give any Governmental Authority or other Person the right to challenge the Transaction, under:

(a)	any term or provision of any of the articles, by-laws or other constating documents of the Purchaser;

(b)	the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which it is bound, or

(c)	subject to obtaining the Regulatory Approvals, any Order or any Applicable Law.

Section 4.5 Investment Canada Act

The Purchaser is a “WTO Investor” within the meaning of the Investment Canada Act.

Section 4.6 Litigation

There are no actions, applications, complaints, claims, suits or proceedings, judicial or administrative pending or, to the best of the Purchaser’s knowledge, threatened, by or against or affecting the Purchaser, at law or in equity, or before or by any court or other Governmental Authority, domestic or foreign, which, if determined adversely to the Purchaser, would have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement and to consummate in a timely manner the transactions contemplated by this Agreement, nor are there grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success. The Purchaser is not subject to any outstanding Order which would have a material adverse effect on the Purchaser’s ability to perform its obligations under this Agreement and to consummate in a timely manner the transactions contemplated by this Agreement.

Section 4.7 Financial Ability

The Purchaser, subject to the satisfaction of the conditions of the Debt Financing set out in the Commitment Letters and the successful funding contemplated thereunder, will as of the Closing Time have sufficient immediately available funds to pay the Purchase Price.

Section 4.8 Solvency

Upon completion of the Transaction, the Purchaser will not (a) be insolvent or left with unreasonably small capital, (b) have accrued debts beyond its ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of its assets.

Section 4.9 Investment Intent

The Purchaser acknowledges that it is acquiring the shares of the US Corporations for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of such Purchased Shares or any interest in them. The Purchaser, either alone or together with its advisors, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in such Purchased Shares. The Purchaser acknowledges that such Purchased Shares have not been registered under the Securities Act of 1933, as amended or any state or foreign securities laws and understands and agrees that it may not sell or dispose of any of such Purchased Shares except in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act of 1933, as amended and any other applicable state, foreign or federal securities laws.

ARTICLE 5 – COVENANTS

Section 5.1 General Covenants

During the Interim Period, except as otherwise consented to by the Purchaser, the Vendors shall cause the Corporations:

(1) Operations: to carry on the Business in the Ordinary Course of Business and to use commercially reasonable efforts to preserve intact their present business organization, keep available the services of their present officers and employees, preserve its relationships with customers, suppliers and others having business dealings with them;

(2) Insurance: to use commercially reasonable efforts to keep in full force their current insurance policies or without permitting any termination, cancellation or lapse thereof, to enter into replacement policies providing coverage equal to or greater than the coverage under those cancelled, terminated or lapsed for substantially similar premiums;

(3) Compliance with Laws: to comply with all Applicable Law relating to the Corporations and to the conduct of the Business;

(4) Agreements: not to terminate or otherwise modify, or enter into or assume, any agreement, contract or commitment, except (a) agreements, Contracts or commitments terminated or otherwise modified, or entered into in the Ordinary Course of Business and having a term of no more than 12 months and not involving an amount payable by a Corporation in excess of $100,000, (b) agreements entered into as contemplated in Section 5.9, or (c) agreements entered into with the prior written consent of the Purchaser, not to be unreasonably withheld or delayed;

(5) Employee Remuneration: not to, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, (a) increase the compensation of any director, officer, employee, consultant, contractor or agent of the Corporations; (b) improve the Benefit Plans in any manner, (c) pay to or for the benefit of, or agree to pay to or for the benefit of, any director, officer, employee, consultant, contractor or agent of the Corporations any pension or retirement allowance or other benefit not required by the Benefit Plans or Contracts; or (d) commit to any new or renewed employee pension, disability, bonus, commission, deferred or incentive compensation, salary continuation, supplemental unemployment, termination or severance, profit sharing, share purchase, stock option, stock appreciation, phantom stock option, retirement, group insurance, hospitalization, death benefit, sick leave, holiday, vacation, overtime, medical, dental, health and welfare or other employee benefit plan, agreement, policy, practice or other arrangement; nor will the Corporations amend any of the arrangements referred to in this Section 5.1(5) now in existence; or

(6) Representations and Warranties of the Vendors: not to do anything that would cause any of the representations and warranties of the Vendors under this Agreement or under any other document delivered pursuant to this Agreement to be false or misleading.

Section 5.2 Regulatory Approvals

(1) The Purchaser will be primarily responsible for obtaining all of the Regulatory Approvals; provided, however, that the Vendors shall be primarily responsible for obtaining any Regulatory Approvals required of them or their Affiliates in connection with the Transaction.

(2) The Purchaser will pay all requisite filing fees and applicable taxes in relation to any filing or application made in respect of the Regulatory Approvals, provided, however, that the Vendors will pay all requisite filing fees and applicable taxes relating to any filings made by them or their Affiliates.

(3) Subject to Section 5.2(1), the Vendors and the Purchaser will use their commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to each respective party’s obligations hereunder as set forth in Section 6.3(2) to the extent the same is within their control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to consummate the transactions contemplated by this Agreement, including making all required filings and using their commercially reasonable efforts to obtain all Regulatory Approvals.

(4) If a Purchaser or any of its Affiliates receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated by this Agreement, then such Purchaser or any of its Affiliates will make, or cause to be made, as soon as reasonably practicable and after consultation with the Vendors, an appropriate response in compliance with such request.

(5) Subject to Section 5.2(1), the parties will work cooperatively in connection with obtaining the Regulatory Approvals, including:

(a)	cooperating with each other in connection with the filings required to obtain each Regulatory Approval and consulting with each other in relation to each step of the procedure before the relevant Governmental Authorities and as to the contents of all communications with such Governmental Authorities. In particular, to the extent permitted by Applicable Law or Governmental Authority, no Party will make any submission, filing, notification, or communication in relation to the transactions contemplated hereunder without first providing the other Parties with a copy of such notification in draft form (subject to reasonable redactions or limiting such draft, or parts thereof, on an outside-counsel-only basis where appropriate) and giving such other Parties a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Authorities, and such first Party will consider in good faith all reasonable comments timely made by the other Parties in this respect;

(b)	furnishing to the other Parties (on an outside-counsel-only basis where appropriate) all information within its possession that is reasonably required for obtaining the Regulatory Approvals; provided, however, that (i) no such information will be required to be provided by a party if it determines, acting reasonably, that the provision of such information would jeopardize any solicitor-client, attorney-client, work product or other legal privilege or that such information is material and competitively sensitive (it being understood, however, that the Parties will cooperate in any reasonable requests that would enable an otherwise required production to occur without so jeopardizing privilege or jeopardizing the confidentiality of any such material and competitively sensitive information); and (ii) in any such case the Parties will cooperate with a view to establishing a mutually satisfactory procedure for providing such information, and the relevant party required to provide such information will provide it directly to such Governmental Authority requiring or requesting such information;

(c)	promptly notifying each other of any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement (including promptly providing copies of all written communications on an outside-counsel-only basis where appropriate) and ensuring, to the extent permitted by Applicable Law and by the relevant Governmental Authority, that each of the Parties is entitled to attend any meetings (including telephonic and video meetings) with, or other appearances before, any Governmental Authority with respect to the transactions contemplated by this Agreement;

(d)	consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with relating to the Regulatory Approvals; and

(e)	keeping each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.

(6) The obligations of the Purchaser pursuant to Section 5.2(3) will not, however, include committing to any undertakings, divestitures, licenses or hold separate or similar arrangements with respect to the Corporations or their respective assets, or to any arrangements for the conduct of any business and/or terminating any existing relationships or contractual rights and obligations with respect to the Corporations or their respective assets, or any undertakings, divestitures, licences or hold separate or similar arrangements with respect to the business of the Purchaser or any of its Affiliates which are material and adverse to the Purchaser and which may be required in order to obtain any and all Regulatory Approvals on or before the Outside Date.

Section 5.3 Access

From the date hereof until the Closing Date, the Vendors shall, and shall cause the Corporations to, provide the Purchaser with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Corporations to the extent relating to the transition of the Corporations’ business to Purchaser; provided that such access does not unreasonably interfere with the normal operations of the Corporations. The Vendors will also furnish to the Purchaser any financial and operating data and other information with respect to the Corporations or the Business, as the Purchaser reasonably requests to enable confirmation of the accuracy of the matters represented and warranted in Article 3 of this Agreement. None of the Vendors or the Corporations makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.3, and the Purchaser may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article 3 of this Agreement. The information provided pursuant to this Section 5.3 will be held in strict confidence and will be used solely for the purpose of evaluating and effecting the transactions contemplated hereby. The Purchaser will be provided ample opportunity to make a full investigation of all aspects of the financial affairs of the Corporations.

Section 5.4 Confidentiality; Non-Solicitation

Notwithstanding anything contained in this Agreement, if the Transaction is not completed for any reason, the Purchaser shall hold in strict confidence and shall not disclose to any Person or use any confidential information obtained by the Purchaser with respect to the Business and the affairs of the Corporations and shall not solicit for employment or employ any employee of the Corporations (or any person who was an employee of any of the Corporations at any time after October 1, 2012) for a period of two years from the date this Agreement is terminated. In the event of the non-completion of the Transaction, all work papers and other written material obtained by the Purchaser from the Vendors or prepared by the employees of the Purchaser in the course of any examination of the books and records of the Business or disclosure pertaining to the Business shall be promptly returned to the Vendors or destroyed, as appropriate. Upon completion of the Transaction, the Vendors shall hold in strict confidence and shall not disclose to any Person (other than the Purchaser) or use any confidential information with respect to the Business and the affairs of the Corporations and neither Vendors nor any of their Affiliates shall solicit for employment or employ any employee of the Corporations (or any person who was an employee of any of the Corporations at any time after October 1, 2012) for a period of two years from the Closing Date. The obligation of a party under this Section to keep confidential and not disclose or use any confidential information does not apply to information which:

(a)	becomes generally available to the public other than as a result of a disclosure in violation of this Agreement;

(b)	(with respect to the Purchaser) was available to the Purchaser on a non-confidential basis before its disclosure by the Vendors, any representative of the Vendors, the Corporations, or any representative of the Corporations;

(c)	becomes available to a party on a non-confidential basis, if the source of such information is not bound by a confidentiality agreement with the Vendors or the Corporations, if the Transaction does not close, or becomes available to a party on or after the Closing on a non-confidential basis, if the source of such information is not bound by a confidentiality agreement with the Purchaser or the Corporations, if the Transaction does close; or

(d)	the Vendors or the Purchaser or any representative of the Vendors or the Purchaser is required by Applicable Law to disclose, provided, however that if a Vendor or the Purchaser or any representative thereof is compelled to disclose any such information then the Vendors or the Purchaser, as the case may be, shall promptly notify the other in writing and shall disclose only that portion of such information which such party is advised by its legal counsel in writing is legally required to be disclosed, further provided that such party shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.5 Personal Information Privacy

The Purchaser shall at all times comply with all Applicable Law governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to the Purchaser by the Vendors or the Corporations under this Agreement. The Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Corporations and the Business as contemplated in Section 5.3 and completing the Transaction. The Purchaser shall safeguard all Personal Information collected from the Vendors in a manner consistent with the degree of sensitivity of the Personal Information and, furthermore, maintain at all times the security and integrity of the Personal Information. The Purchaser shall not make any copies of the Personal Information or any excerpts thereof or in any way re-create the substance or contents of the Personal Information if the Transaction is not completed for any reason and shall return all Personal Information to the Vendors or destroy such Personal Information at the Vendors’ request.

Section 5.6 Section 338(h)(10) Election

(1) At the election of the Purchaser, the US Vendor and the Purchaser will join in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Tax Law) with respect to the purchase and sale of the issued and outstanding shares in the capital stock of the US Corporations (collectively, a “Section 338(h)(10) Election”). The US Vendor will pay any Taxes of the US Vendor resulting from the making of the Section 338(h)(10) Elections.

(2) At the Closing, the US Vendor will deliver to the Purchaser a fully executed IRS Form 8023 reflecting the Section 338(h)(10) Election, and any similar form provided for under state, local or foreign Law. As requested from time to time by the US Vendor, the Purchaser shall assist the US Vendor in, and shall provide the necessary information to the US Vendor, in connection with the preparation of such forms. As requested from time to time by the Purchaser (whether before, at or after the Closing), the US Vendor shall assist the Purchaser in, and shall provide the necessary information to the Purchaser, in connection with the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including IRS Form 8883, any similar form under state, local or other Law and any schedules or attachments thereto (collectively, “Section 338 Forms”). Upon delivery of any Section 338 Form by the Purchaser to the US Vendor, the US Vendor shall cause such Section 338 Form to be duly and promptly executed and shall deliver such executed Section 338 Form to the Purchaser. If the Purchaser determines that any change is to be made in a Section 338 Form previously executed and delivered to the Purchaser, then the Purchaser may prepare a new Section 338 Form and deliver such new Section 338 Form to the US Vendor, and, the US Vendor shall cause such Section 338 Form to be duly and promptly executed and shall deliver such executed Section 338 Form to the Purchaser.

(3) With respect to each Section 338(h)(10) Election, as soon as practicable after the Closing Date, the Purchaser shall determine (A) the aggregate deemed sales price at which each of the US Corporations is deemed to have sold its assets for Tax purposes as a result of a Section 338(h)(10) Election (“ADSP”) and (B) the allocation of ADSP among the assets of such US Corporation as applicable (collectively, the “Election Allocations”). The Election Allocations

shall be determined in accordance with Section 338 of the Code and the applicable Treasury regulations thereunder. At least thirty (30) days prior to the latest date for the filing of each Section 338 Form, the Purchaser shall prepare and submit to the US Vendor such Section 338 Form setting forth, to the extent required therein, the Election Allocations. The US Vendor shall have a reasonable opportunity to review and comment on the Allocation Elections. The US Vendor shall provide any comments with respect to the Election Allocations within fourteen (14) days after receipt thereof, and the Purchaser shall give reasonable consideration to any such comments in finalizing the Allocation Elections. Except as may be required by law, the US Vendor will (1) file or cause to be filed all Tax Returns in a manner consistent with the Election Allocations, and (2) not take any action inconsistent therewith.

Section 5.7 Change of Names

As soon as reasonably practicable after the Closing Date, but in any event no later than one hundred eighty (180) days thereafter, and subject to the terms of the Transition Services Agreement, the Purchaser shall: (a) cause each of the Corporations, where applicable, to make all required filings with Governmental Authorities to change its corporate name and any registered business names so as to delete any reference to “Vitran” (and any variations thereof) from such names; and (b) remove, strike over or otherwise obliterate all references to the word “Vitran” from all assets and all other materials owned, possessed or used by the Corporations. The Vendors agree that neither they nor any of their Affiliates will use any of the names of the Corporations after the Closing except to the extent of its continued use of “Vitran”.

Section 5.8 Tax Returns

For any Straddle Period of any of the Corporations, the Purchaser shall timely prepare and file with the appropriate Governmental Authority all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns (provided that any liability for such Taxes that relates to any period on and before the Closing Date is Vendors’ and shall be shown as a liability on the Closing Financial statements), and such Tax Returns shall be prepared reasonably consistently with past practices. The Purchaser shall submit such Tax Returns (with copies of any relevant schedules, work papers and other Tax Return documentation) to the Vendors for their review, comment, and approval not less than forty-five (45) days before the due date (including extensions) for the filing of each such Tax Return. The Vendors’ approval shall not be unreasonably withheld or delayed. With respect to any taxable period of any of the Corporations that ends on or before the Closing Date, the Vendors shall timely prepare and provide to the Corporations for filing with the appropriate Governmental Authority all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns, except to the extent provided for in the Closing Financial Statements. Such Tax Returns shall be prepared reasonably consistently with past practices. The Vendors, the Corporations and the Purchaser shall fully cooperate to the extent reasonably requested in preparing and filing all Tax Returns, including maintaining and making available to each other all records reasonably necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Purchaser and the Vendors recognize that the Vendors, the Purchaser and their respective Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information with respect to the Corporations to the extent such records and information pertain to events occurring prior to the Closing Date;

therefore, the Vendors and the Purchaser agree, and Purchaser agrees to cause the Corporations, (i) to retain and maintain such records for a period equal to the later of eight (8) years following the due date of any Tax return (without extension) or the expiration of the applicable statute of limitations for the tax periods to which such Taxes relate (or, if earlier, until such time as the Vendors and the Purchaser agree that the retention and maintenance is no longer necessary), and (ii) to allow the Vendors, the Purchaser, and their respective agents and other representatives (and agents or other representatives of any of their respective Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the requesting party may deem reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party’s expense. Neither the Purchaser nor any of the Corporations shall file or cause to be filed any amended Tax Return of any of the Corporations for any period prior to the Closing Date without the prior written consent of the Vendors, which consent may be withheld in their reasonable discretion. The Vendors shall cause the provisions of any Tax sharing agreement between the Vendors or any of their respective Affiliates, on the one hand, and any of the Corporations on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

Section 5.9 Pre-Closing Reorganization; Intercompany Arrangements

(1) The Vendors shall, and shall cause their Affiliates to, effect the Pre-Closing Reorganization prior to the Closing Time in accordance with the step plan dated the date of this Agreement and delivered by the Vendors to the Purchaser with this Agreement.

(2) The Vendors shall, and shall cause their Affiliates to, take such action (including without limitation the declaration and payment of intercompany dividends) and execute such documents as may be necessary so that immediately before Closing, except for the following items in (a) and (b) (which shall be reflected in the Closing Financial Statements):

(a)	intercompany loans, notes and advances and intercompany receivables and payables between the Corporations; and

(b)	intercompany payables owing to the Canadian Vendor in respect of services provided to the Corporations by the Canadian Vendor,

all intercompany loans, notes and advances and all intercompany receivables and payables, in each case among the Corporations and the Vendors and their Affiliates, shall be settled, discharged or otherwise cancelled, as applicable. In addition, the Vendors shall, and shall cause their Affiliates to, take such actions as may be necessary to terminate and cancel, immediately before Closing, all Contracts between the Vendors or any of their Affiliates, on the one hand, and any of the Corporations, on the other hand. In no event shall any of the foregoing actions increase the Purchase Price.

Section 5.10 Guarantee Obligations and Encumbrances

The Vendors and the Purchaser shall cooperate and use reasonable commercial efforts to, and shall cause their respective Affiliates to cooperate and use reasonable commercial efforts to: (i) terminate, or cause the Purchaser or any of its Affiliates to be substituted in all respects for the

Vendors and their Affiliates (the “Vendor Group”) in respect of, all obligations of any member of the Vendor Group in respect of liabilities or obligations of the Corporations for which such member of the Vendor Group may be liable, as guarantor, original tenant, primary obligor or otherwise as shown on Schedule 5.10, and (ii) arrange for the Purchaser to post replacement letters of credit, deposits or other security, for letters of credit, deposits or other security posted by the Vendor Group in respect of such liabilities and obligations of the Corporations and shown on Schedule 5.10. To the extent that any of the matters on Schedule 5.10 are not resolved by the Closing Date, the Vendor Group agrees to leave such matters in place until the earlier of (i) such time as the Purchaser is able to replace such items, terminate Vendor Group liability therefor or otherwise address such matters, and (ii) one hundred and eighty (180) days after Closing, and the Purchaser shall indemnify and hold each member of the Vendor Group harmless in respect of any loss suffered by such member of the Vendor Group relating to any of the Schedule 5.10 matters to the extent arising after the Closing Date. Both during and after such one hundred and eighty (180) day period after Closing, the Vendor Group shall not take any steps with respect to any of the matters on Schedule 5.10 that would place the Corporations in default in respect of the underlying agreements to which such matters on Schedule 5.10 relate.

Section 5.11 WARN Act

The Purchaser shall be responsible for, and shall indemnify and hold the Vendors and their Affiliates harmless from and against, all liabilities under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., or any similar laws, arising due to actions taken by the Purchaser or the Corporations after completion of the Transaction with respect to Employees employed by the Corporations as of the Closing Time.

Section 5.12 Insurance

As of the close of business on the Closing Date, the Purchaser shall become solely responsible for all insurance coverage and related risk of loss with respect to the Corporations and their respective businesses, assets and employees in connection with events occurring on or after the close of business on the Closing Date. The Purchaser shall, and shall cause the Corporations to, be responsible for any expenses incurred by the Vendors or their Affiliates and all deductible and other obligations or liabilities payable under the terms of insurance coverage described in Section 3.3(9)(i) and (ii) (the “Vendors’ Coverage”) in connection with any claims for which the Corporations obtain coverage under the Vendors’ Coverage from and after the close of business on the Closing Date. If the Corporations make any new claims pursuant to the Vendors’ Coverage or attempt to tender the defense of any claims to any insurance carrier providing the Vendors’ Coverage on or after the close of business on the Closing Date, the Purchaser shall, and shall cause the Corporations to, promptly notify the Vendors of such claims. Without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, the Vendors shall not compromise or settle of any claims for which the Corporations obtain coverage under the Vendors’ Coverage from and after the close of business on the Closing Date.

Section 5.13 Cooperation with Debt Financing

(1) Prior to the Closing, the Vendors and the Corporations shall and shall use their commercially reasonable efforts to cause the Vendors and the Corporations’ officers, directors, employees, advisors, agents and representatives (collectively, the “Company Representatives”) to provide to the Purchaser all cooperation reasonably requested by the Purchaser that is necessary or desirable in connection with the Debt Financing using its good faith efforts to:

(a)	furnish the Purchaser, reasonably promptly after the Purchaser’s request for specified items, all financial statements, financial data and other information reasonable available to the Vendors and the Corporations relating to the Corporations as may be reasonably requested by the Purchaser in connection with the Debt Financing;

(b)	provide and execute documents reasonably requested by the Purchaser or the sources of the Debt Financing relating to the repayment of the existing Indebtedness of the Corporations and the release of related liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such debt;

(c)	provide and execute all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001;

(d)	use commercially reasonable efforts to satisfy the conditions precedent set forth in the any commitment letter for any Debt Financing and any definitive documentation relating to the Debt Financing within the control of the Vendors or the Corporations;

(e)	amend or otherwise modify, at the request of the Purchaser, to the extent necessary and only effective conditional upon and at Closing, the organizational and governing documents of the Corporations in order to permit and facilitate the consummation of the Debt Financing;

(f)	participate as reasonably requested by the Purchaser in due diligence meetings in connection with any such financing in order to respond to questions concerning the Corporations and the information provided by the Corporations pursuant to clause (1) above; and

(g)	update the information provided by the Vendors and the Corporations pursuant to clause (1) above as reasonably necessary.

ARTICLE 6 – CONDITIONS

Section 6.1 Purchaser’s Conditions

The obligations of the Purchaser under this Agreement are subject to the conditions set out in this Section 6.1, which are for the exclusive benefit of the Purchaser and all or any of which may be waived, in whole or in part, by the Purchaser in its sole discretion by Notice given to the Vendors. The Vendors shall take all actions, steps and proceedings as are reasonably within their control to cause each of such conditions to be fulfilled or performed at or before the Closing Time.

(1) Truth of Representation and Warranties. All representations and warranties of the Vendors contained in this Agreement shall be true in all material respects, except for representations and warranties that contain a materiality qualification which shall be true in all respects, as of the date of this Agreement and shall be true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the Closing Date with the same effect as though made on and as of that date (except to the extent that any representation or warranty is affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, or otherwise consented to in writing by the Purchaser) and except where the failure to be so true would not, in the aggregate reasonably be expected to have a Material Adverse Effect and the Vendors shall have delivered a certificate of a senior officer of each of the Vendors addressed to the Purchaser to that effect dated the Closing Date.

(2) Vendors’ Obligations. The Vendors shall have performed each of their obligations under this Agreement to the extent required to be performed on or before the Closing Date, including delivery of all documents, instruments and other items specified elsewhere in this Agreement and the Vendors shall have delivered a certificate of a senior officer of each of the Vendors addressed to the Purchaser to that effect dated the Closing Date.

(3) Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed in accordance with Section 5.9(1).

(4) Corporate Action. All appropriate action of the directors, shareholders and officers of the Vendors, Ace SCO Holdings and the US Corporations shall have been taken and all requisite consents and approvals shall have been obtained to transfer the Purchased Shares to the Purchaser and the Vendors shall have delivered to the Purchaser:

(a)	certificates of status for each of the Vendors and the Corporations issued by the appropriate Governmental Authority in its jurisdiction of incorporation; and

(b)	certified copies of (i) the articles and by laws of each of the Vendors and the Corporations; (ii) all resolutions of shareholders and directors of each of the Vendors, Ace SCO Holdings and the US Corporations approving the entering into of this Agreement and the completion of the Transaction, or consenting to the transfer of the Purchased Shares in connection with the Transaction, as the case may be; (iii) a list of directors and officers of each of the Vendors authorized to sign this Agreement and any other documents required to be delivered hereunder; and

(c)	customary legal opinions as to (i) each of the Vendors with respect to authorization, execution and delivery of this Agreement and any other agreements required to be delivered by the Vendors hereunder, and (ii) the authorized and issued capital of each of the Canadian Corporations and the US Corporations.

(5) Releases and Resignations. The Vendors shall have delivered to the Purchaser releases and resignations of all officers, and directors of the Corporations as of the Closing Date.

(6) Approvals, Consents, etc. All Consents, filings and notifications in respect of Material Contracts, including the Consent of the Secured Lenders and any required with respect to any of the Leased Premises but excluding any Consents of Sam’s East, Inc., shall have been received or made, as the case may be, and shall be absolute or on terms acceptable to the Purchaser, acting reasonably, and evidence thereof delivered to the Purchaser. Vendors represent to the Purchaser that, to their knowledge, Sam’s East, Inc. has no objection to the Transaction.

(7) Release of Encumbrances. The Secured Lenders shall have executed such documents or instruments as may be required or requested by Purchaser, acting reasonably, to (a) release the Corporations from any and all obligations for (including any guarantee of) the Secured Obligations, (b) release the Encumbrances of the Secured Lenders against the Purchased Shares and the property and assets of the Corporations. In addition, the Vendors shall obtain appropriate release and discharges of any other Encumbrances on any of the Corporations or the assets of any of the Corporations other than Permitted Encumbrances.

(8) Transition Services Agreement. Concurrently with the completion of the Transaction, the Vendors and the Purchaser shall have executed and delivered the Transition Services Agreement.

(9) Non-Competition Agreement. Concurrently with the completion of the Transaction, the Vendors and the Purchaser shall have executed and delivered a non-competition agreement in the form attached as Schedule 6.1(9), and for greater certainty the Vendors and the Purchaser agree that the portion of the Purchase Price allocated to such non-competition agreement shall not exceed One ($1) United States Dollar.

(10) Employment Agreements. Concurrently with the completion of the Transaction, the Purchaser shall have received executed employment agreements, in form reasonably satisfactory to Purchaser with Michael Glodziak, Joanna Pencak and Robert Tersigni.

(11) Net Working Capital. Purchaser shall be reasonably satisfied with the accuracy of the Vendors’ estimate of Net Working Capital, delivered pursuant to Section 2.6.

(12) No Material Adverse Effect. Since the date of this Agreement there will not have been any change in any of the assets, Business, financial condition, earnings, results of operations or prospects of the Corporations, or any other event, development or condition of any character (whether or not covered by insurance) that has or might reasonably be expected to have a Material Adverse Effect.

(13) Debt Financing. The Debt Financing shall have been completed or will be completed concurrently with Closing, provided, however, that the Purchaser shall only be entitled to rely on this condition if Tri-Starr has complied in all material respects with its obligations under the Commitment Letters and a letter agreement of even date herewith between Tri-Starr and the Parties.

Section 6.2 Vendors’ Conditions

The obligations of the Vendors under this Agreement are subject to the conditions set out in this Section 6.2 which are for the exclusive benefit of the Vendors and all or any of which may be waived, in whole or in part, by the Vendors in their sole discretion by Notice given to the Purchaser. The Purchaser shall take all actions, steps and proceedings as are reasonably within its control to cause each of such conditions to be performed at or before the Closing Time.

(1) Truth of Representation and Warranties. All representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the date of this Agreement and shall be true in all material respects, except for representations and warranties that contain a materiality qualification, which shall be true in all respects, as of the Closing Date with the same effect as though made on and as of that date (except to the extent that any representation or warranty is affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, or otherwise consented to in writing by the Vendors) and except where the failure to be so true would not, in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser’s ability to complete the Transaction and the Purchaser shall have delivered a certificate of a senior officer of the Purchaser addressed to the Vendors to that effect dated the Closing Date.

(2) Purchaser’s Obligations. The Purchaser shall have performed its obligations under this Agreement to the extent required to be performed on or before the Closing Date and the Purchaser shall have delivered a certificate of a senior officer of the Purchaser addressed to the Vendors to that effect dated the Closing Date.

(3) Corporate Action. The Purchaser shall have delivered to the Vendor:

(a)	a certificate of status for the Purchaser issued by the appropriate Governmental Authority in its jurisdiction of incorporation;

(b)	certified copies of (i) the articles and by laws of the Purchaser; (ii) all resolutions of directors of the Purchaser approving the entering into of this Agreement and the completion of the Transaction; and (iii) a list of directors and officers of the Purchaser authorized to sign this Agreement and any other documents required to be delivered hereunder; and

(c)	a customary legal opinion as to the Purchaser with respect to authorization, execution and delivery of this Agreement and any other agreements required to be delivered by the Purchaser hereunder.

Section 6.3 Conditions Precedent

The completion of the Transaction is subject to the following conditions to be fulfilled at or before the completion of the Transaction, which conditions are true conditions precedent to the completion of the transactions contemplated by this Agreement.

(1) Adverse Proceedings. No Order shall be in force and no action or proceeding shall be pending or threatened which could reasonably be expected to enjoin, impair or prohibit the completion of the Transaction or which could prevent or impair the operation of the Business after the Closing Date in substantially the same manner as it was operated before the Closing Date.

(2) Regulatory Approvals. All Regulatory Approvals shall have been received.

ARTICLE 7 – SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival

All provisions contained in this Agreement and in any other agreement, certificate or instrument executed and delivered hereunder, other than the conditions in Article 6, shall not merge on the closing of the Transaction but shall survive the execution, delivery and performance of this Agreement, the closing of the Transaction and the execution and delivery of any transfer documents or other documents of title to the Purchased Shares and all other agreements, certificates and instruments executed and delivered hereunder and the payment of the consideration for the Purchased Shares.

Section 7.2 Indemnity by Vendors

The Vendors shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatever to:

(a)	any incorrectness in or breach of any representation or warranty of the Vendors contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)	any breach or any non-fulfilment of any covenant or agreement on the part of the Vendors contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement (including, without limitation, the obligation under Section 7.3 to pay all Taxes of the Vendors or any of the Corporations that relate to any period on or before the Closing Date to the extent such liability is not reflected in the Closing Financial Statements);

(c)	any liability of Ace SCO Holdings up to the Closing Time, including without limitation the Pre-Closing Reorganization; and

(d)	Case No. 12 LA 000431 (Illinois) (Philip D. Hitchinson vs. Irvin P. Cunningham, Vitran Express, Inc., a Pennsylvania corporation, Vitran Express, Inc., an Indiana corporation, and Vitran Logistics, Inc., an Indiana corporation).

Section 7.3 Tax Indemnity

(1) The Vendors shall indemnify the Purchaser’s Indemnified Parties from and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or relating in any manner whatever to any assessment or reassessment for Taxes relating to any of the Corporations for any taxation year ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on or before the Closing Date to the extent that the amount of Taxes payable as a result of that assessment or reassessment exceeds the amount accrued as a liability for those Taxes on the Closing Financial Statements.

(2) Despite Section 7.3(1), the Vendors will have no obligation under this indemnity for any assessment or reassessment arising from:

(a)	the execution and delivery by or on behalf of any of the Corporations of a waiver as provided for in subsection 152(4) of the Income Tax Act or any similar law (including under provincial tax laws) unless the Vendors consented to that waiver, which consent is not to be unreasonably conditioned or withheld;

(b)	the post-Closing amendment of any Tax Return filed by or on behalf of a Corporation for any taxation year ending on or before the Closing Date unless that amendment is consented to by the Vendors, which consent may be withheld in their reasonable discretion, or any other action taken by the Purchaser or a Corporation or which has the effect of shifting income, deduction, credit, or allowance from one fiscal period to another fiscal period or between or among the Corporation or any Subsidiary and another Person that results in an increase in Taxes for any taxation year or Straddle Period;

(c)	a post-Closing change in any Tax Law or a post-Closing publicly announced or disseminated change in the policy of any Governmental Authority in administering any Tax Law; or

(d)	a post-Closing reorganization involving a Corporation which has the effect of creating a liability for Taxes for a Corporation with respect to a period ending on or before the Closing Date.

Section 7.4 Indemnity by the Purchaser

The Purchaser shall indemnify the Vendors’ Indemnified Parties and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatever to:

(a)	any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(b)	any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

Section 7.5 Monetary Limitations

(1) No claims for indemnification may be made by the Purchaser against the Vendors under Section 7.2 or Section 7.3 unless the aggregate amount of Damages for which the Purchaser is entitled to be indemnified under Section 7.2 and Section 7.3 exceeds Two Hundred and Fifty Thousand United States Dollars ($250,000) (the “Deductible”), in which event the accumulated aggregate amount of all Damages in excess of the Deductible may be recovered by the Purchaser, provided however, that the Deductible shall not apply to any breach of any representation or warranty made by the Vendors in Sections 3.1(1) to (7), or 3.2, or with respect to claims under Section 7.2(c), Section 7.2(d) or Section 7.3.

(2) No claims for indemnification may be made by the Vendors against the Purchaser under Section 7.4 unless the aggregate accumulated amount of all such Damages for which the Vendors are entitled to be indemnified under Section 7.4 exceeds Fifty Thousand United States Dollars ($50,000), in which event the accumulated aggregate amount of all Damages in excess of Fifty Thousand United States Dollars ($50,000) may be recovered by the Vendors.

(3) The maximum aggregate liability of the Vendors for Damages under this Agreement shall not exceed Two Million Five Hundred Thousand United States Dollars ($2,500,000), provided however, that such limit shall not apply to (i) any indemnification claim with respect to breach of the representations and warranties made in Sections 3.1(1) to (7) or 3.2, or with respect to claims under Section 7.2(c), Section 7.2(d) or Section 7.3, for which the maximum aggregate liability of the Vendors for Damages under this Agreement shall not exceed the Purchase Price, or (ii) the Vendors’ obligation to pay the amount (if any) payable pursuant to Section 2.6(b).

(4) The maximum aggregate liability of the Purchaser for Damages under this Agreement shall not exceed Five Hundred Thousand United States Dollars ($500,000), provided, however, that such limit shall not apply to the Purchaser’s obligation to pay the Purchase Price, the amount (if any) payable pursuant to Section 2.6(a), and the amount (if any) payable pursuant to Section 5.10.

(5) Each of the Vendors and the Purchaser shall use commercially reasonable efforts to mitigate any Damages to the fullest extent possible and wilful failure to mitigate such Damages may be considered an offset to any such Damages.

(6) For the sole purpose of determining Damages (and not for determining whether or not any incorrectness in or breach of any representation or warranty has occurred), the representations and warranties of the Vendors and the Purchaser shall not be deemed qualified by any references to materiality or Material Adverse Effect.

Section 7.6 Notice of Claim

If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 7, the Indemnified Party shall promptly give written notice thereof (a “Notice of Claim”) to the Indemnifier. Such notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages do not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and;

(b)	the amount of the potential Damages arising therefrom, if known

If, through the fault of the Indemnified Party, the Indemnifier does not receive notice of a particular claim in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifier to the Indemnified Party under this Article 7 shall be reduced to the extent that Damages are incurred by the Indemnifier resulting from the Indemnified Party’s failure to give such notice on a timely basis. Nothing in this Section 7.6 shall be construed to affect the time within which a Notice of Claim must be delivered pursuant to Section 7.7(1) and Section 7.7(2) in order to permit recovery pursuant to Section 7.2(a) or (b), or Section 7.4(a) or (b), as the case may be.

Section 7.7 Time Limits for Notice of Claim

(1) Notice by the Purchaser. No Damages may be recovered from the Vendors pursuant to Section 7.2(a) or Section 7.2(b) unless a Notice of Claim is delivered by the Purchaser on or before the following dates:

(a)	with respect to the representations and warranties in Section 3.1, Section 3.2, Section 3.3(3) and Section 3.4(1), and with respect to each of the other representations and warranties in Article 3 if its breach is a result of the Vendors’ willful misconduct or fraud, at any time after the Closing Date;

(b)	with respect to the representations and warranties in Section 3.3(6) and 3.4(3), sixty (60) days after the expiration of the applicable statute of limitations; and

(c)	with respect to all other representations, warranties, covenants and agreements, on or before 18 months after the Closing Date.

Unless a Notice of Claim has been given on or before the date set out above with respect to each particular representation, warranty, covenant and agreement, the Vendors shall be released on such date from all obligations in respect of that particular representation, warranty, covenant or agreement and from the obligation to indemnify the Purchaser’s Indemnified Parties in respect thereof pursuant to Section 7.2(a) or Section 7.2(b), as the case may be.

(2) Notice by the Vendors. No Damages may be recovered from the Purchaser pursuant to Section 7.4(a) or Section 7.4(b) unless a Notice of Claim is delivered by the Vendors on or before 18 months after the Closing Date. Unless a Notice of Claim has been given on or before such date with respect to each particular representation, warranty, covenant and agreement, the Purchaser shall be released on such date from all obligations in respect of that particular representation, warranty, covenant or agreement and from the obligation to indemnify the Vendors’ Indemnified Parties in respect thereof pursuant to Section 7.4(a) or Section 7.4(b), as the case may be.

(3) Waiver of Potential Defence. If the date by which a Notice of Claim must be given as set out in Sections 7.7(1) or (2) in respect of a particular representation, warranty, covenant or agreement has passed, an Indemnified Party that might otherwise have been entitled to indemnification had such date not passed shall not be entitled to assert a right to give a Notice of Claim on the basis that it did not know and could not reasonably have known of the existence of the breach of that representation, warranty, covenant or agreement, or of any other element necessary to make a claim for Damages in respect thereof prior to such date. Each party irrevocably agrees not to assert in any proceeding that it should be relieved from any of the provisions of this Article 7 by reason that it did not know and could not reasonably have known of the existence of any breach of representation, warranty, covenant or agreement or of any other element necessary to make a claim for Damages in respect thereof.

(4) None of the indemnity provisions herein, including those in this Section 7.7, shall limit a party’s right to bring a claim of fraud, or willful, knowing or intentional breach or misrepresentation, at any time for any amount.

Section 7.8 Notice of and the Defence of Third Party Claims

With respect to a Third Party Claim, the Indemnifier shall have the right to participate in or, by giving notice to that effect to the Indemnified Party not later than 30 days after receipt of the Notice of Claim with respect to such Third Party Claim and subject to the rights of any insurer or other third party having potential liability therefor, to elect to assume the defence of such Third Party Claim at the Indemnifier’s own expense and by the Indemnifier’s own counsel, and the Indemnified Party shall have the right to participate in the defence of any Third Party Claim assisted by counsel of its own choosing. The Indemnified Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifier.

Section 7.9 Assistance for Third Party Claims

The Indemnifier and the Indemnified Party shall use all reasonable efforts to make available to the party which is undertaking and controlling the defence of any Third Party Claim:

(a)	those employees whose assistance, testimony or presence is necessary to assist such party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such party reasonably required by such party for its use in defending any Third Party Claim,

and shall otherwise co-operate with the party defending such Third Party Claim.

Section 7.10 Settlement of Third Party Claims

If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 7.8, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving the notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, the Indemnifier shall not thereafter enter into any compromise or settlement of any Third Party Claim; provided, however, that the liability of the Indemnifier shall be limited to the proposed settlement amount if such consent is not obtained for any reason.

Section 7.11 Direct Claims

With respect to a Direct Claim, the Indemnifier shall have a period of 30 days from receipt of a Notice of Claim in respect thereof within which to investigate and respond to the Indemnified Party in writing to such Direct Claim. The Indemnified Party shall make available to the Indemnifier the information relied upon by the Indemnified Party to substantiate its right to be indemnified, together with all other information as may be reasonably requested by the Indemnifier. If the Indemnifier does not so respond within such period, the Indemnifier shall be deemed to have rejected such Direct Claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to it.

Section 7.12 Tax Contest Provisions

(1) The Purchaser shall promptly notify the Vendors in writing upon receipt by the Purchaser of written notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the Vendors may be liable pursuant to this Article 7; provided, however, that the failure to give notice as provided in this Section 7.12 shall not affect the Purchaser’s right to indemnification under this Agreement except to the extent the Vendors shall have been actually prejudiced by such failure.

(2) After the Closing Date, except as provided in Section 7.12(3) and Section 7.12(4) below, the Purchaser shall control the conduct, through counsel of their own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to any of the Corporations (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”).

(3) In the case of a Contest after the Closing Date that relates solely to Taxes for which the Vendors are liable pursuant to this Article 7, the Vendors shall control the conduct of such Contest, but the Purchaser shall have the right to participate in such Contest at its own expense, and the Vendors shall not settle, compromise or concede any portion of such Contest to the extent that it is reasonably likely to materially increase the Tax liability of a Corporation for any taxable year (or portion thereof) beginning after the Closing Date without the prior consent of the

Purchaser, which consent shall not be unreasonably withheld, unreasonably delayed or unreasonably conditioned; provided, that if the Vendors fail to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Vendors of notice of such Contest, the Purchaser may notify the Vendors in writing that the Vendors have failed to assume control of such Contest, and if the Vendors do not assume control of such Contest within thirty (30) days after such notice, the Purchaser shall have the right to assume control of such Contest and shall be able to settle, compromise or concede such Contest in its sole discretion; provided, further, however, that the Vendors shall not be entitled to control the conduct of any Contest unless the Vendors both acknowledge in writing liability for such Taxes pursuant to this Article 7 and pay any amounts required to be paid under Applicable Law in order to pursue such Contest.

(4) In the case of a Contest after the Closing Date that relates both to Taxes for which the Vendors are liable under this Article 7 and to Taxes for which the Vendors are not liable under this Article 7, the Purchaser shall control the conduct of such Contest, but the Vendors shall have the right to participate in such Contest at their own expense, and the Purchaser shall not settle, compromise or concede such Contest without the consent of the Vendors, which consent shall not be unreasonably withheld, unreasonably delayed or unreasonably conditioned, if such settlement, compromise or concession would result in liability to the Vendors.

Section 7.13 Reductions and Subrogation; Effect of Investigation

If the amount of Damages incurred by an Indemnified Party at any time subsequent to the making of an Indemnity Payment is reduced by:

(a)	any net Tax benefit to the Indemnified Party, or

(b)	any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person,

the amount of such reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith) shall promptly be repaid by the Indemnified Party to the Indemnifier. Upon making a full Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Damages to which the Indemnity Payment relates. Until the Indemnified Party recovers full payment of its Damages, any and all claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subrogated in right of payment to the Indemnified Party’s rights against such third party. An Indemnified Party’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnifier will not be affected by any investigation or knowledge of the Indemnified Party or any waiver by the Indemnified Party of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnified Party knew or should have known that any representation or warranty might be inaccurate or that the Indemnifier failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

Section 7.14 Exclusive Remedy

The rights of indemnity set forth in this Article 7 are the sole and exclusive remedy of each Party in respect of any misrepresentation, breach of warranty or breach of covenant by the other Party hereunder. Accordingly, each Party waives, from and after completion of the Transaction or termination of this Agreement, any and all rights, remedies and claims that such Party may have against the other, whether at law, under any statute or in equity (including but not limited to claims arising under any Environmental Laws, claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than as expressly provided for in this Article 7 and other than those arising from fraud or wilful, knowing or intentional breach, misrepresentation or misconduct. This Article 7 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any documents delivered pursuant hereto or by any termination or rescission of this Agreement by any Party.

Section 7.15 Release

The Vendors on the one hand and the Purchaser on the other hand, (together with their or its successors and assigns, being herein collectively referred to as the “Releasor”) hereby irrevocably and unconditionally releases and forever discharges the other Party and each of its or their successors, assigns, heirs and personal representatives (collectively, the “Releasees”) of and from all manner of actions, causes of action, suits, debts, duties, accounts, bonds, covenants, contracts, damages, claims and demands and all other claims whatsoever which the Releasor can have or shall or may in future have against any of the Releasees for or by reason of or in any way arising out of any cause, matter or thing existing on or before the date hereof, and relating to this Agreement and the transactions referred to herein, whatsoever save and except as otherwise set forth in this Article 7. Such release shall not apply to the Transition Services Agreement or any aspect of this Agreement that by its terms is to be performed after the date hereof.

Section 7.16 General Limitations

An Indemnifier shall have no liability to an Indemnified Party hereunder:

(a)	for any liability which arises solely by reason of a proposed or actual enactment or change of any applicable Tax legislation or any proposed or actual change in the interpretation or administration of such legislation after the date hereof;

(b)	for any liability that arises as a result of any legislation not in force on the date hereof which takes effect retrospectively or occurs as a consequence of a change in the interpretation of the law after the date hereof;

(c)	in respect of any matter of thing done or omitted to be done by or at the written direction or with the written consent of the Indemnified Party;

(d)	in respect of more than one representation, warranty or covenant that relates to the same matter or thing; and

(e)	to the extent that provision or reserve in respect of the matter giving rise to such liability is made in the Closing Financial Statements.

ARTICLE 8 – CLOSING

Section 8.1 Closing

The completion of the Transaction shall take place at 10:00 a.m. on the Closing Date at the offices of McMillan LLP, Brookfield Place, Suite 4400, 181 Bay Street, Toronto, Ontario, or at such other time and place on the Closing Date as agreed to by the parties provided that the Closing may take place by exchange of copies of executed documents by facsimile or email transmission if the Parties so agree.

Section 8.2 Closing Procedures and Deliveries

Subject to the satisfaction or waiver by the relevant Party of the conditions of closing set forth in Article 6, at the Closing:

(a)	the Purchaser shall deliver to the Vendors:

(i)	the Purchase Price; and

(ii)	all certificates, consents, authorizations, approvals or agreements required of the Purchaser under Section 6.2, in each case in form and substance reasonably satisfactory to the Vendors.

(b)	the Vendors shall deliver, or cause to be delivered, to the Purchaser, the following:

(i)	certificates representing the Purchased Shares duly endorsed for transfer; and

(ii)	all certificates, consents, authorizations or approvals required of any Vendor under Section 6.1, in each case in form and substance reasonably satisfactory to the Purchaser.

ARTICLE 9 – TERMINATION

Section 9.1 Termination Rights

This Agreement may be terminated on or prior to the Closing Date as follows and in no other manner:

(a)	by mutual written agreement of the Vendors and the Purchaser;

(b)	(i) by the Purchaser if a material breach of any representation, warranty, covenant, obligation or other provision of this Agreement has been committed by the Vendors which breach results in, or could reasonably be expected to result in, a Material Adverse Effect, and such breach has not been waived or cured within ten days following the date on which the Purchaser notifies the Vendor of such breach (but not later than the Outside Date), or (ii) by the Vendors if a material breach of any representation, warranty, covenant, obligation or other provision of this Agreement has been committed by the Purchaser which breach results in, or could reasonably be expected to result in, a material adverse effect on the Purchaser’s ability to complete the Transaction (and for the purposes of this Section 9.1(b)(ii) material adverse effect shall mean Material Adverse Effect but with the word “Corporations” deleted from the second line thereof and replaced with the word “Vendors”), and such breach has not been waived or cured within ten days following the date on which the Vendors notify the Purchaser of such breach (but not later than the Outside Date);

(c)	by the Purchaser if any condition in Section 6.1 or Section 6.3 has not been satisfied as of Closing (other than through the failure of the Purchaser to comply with its obligations under this Agreement) and the Purchaser have not waived such condition on or before the Closing Date;

(d)	By the Vendors (i) if a Debt Financing Termination Event occurs prior to Closing, or (ii) if any condition in Section 6.2 or Section 6.3 has not been satisfied as of Closing (in either case other than through the failure of the Vendors to comply with their respective obligations under this Agreement) and the Vendors have not waived such condition on or before the Closing Date; and

(e)	by the Vendors or the Purchaser if the completion of the Transaction has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before March 1, 2013 (the “Outside Date”) or such later date as the Parties may agree upon in writing.

Section 9.2 Effect of Termination

(1) Each Party’s right of termination under this Article is in addition to any other rights it may have under this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part as provided in this Agreement.

(2) If this Agreement is terminated pursuant to Section 9.1, all obligations of the Parties under this Agreement will terminate, except that each Party’s obligations under Section 5.4, Section 5.5 and Section 10.4 will survive.

Section 9.3 Financing Sources

(1) The Corporations and the Vendors each acknowledge and agree that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Corporations and their Affiliates, any of the entities which may provide debt financing for the Transaction (the “Financing Sources”), whether by or through a claim by or on behalf of any entity or person or any Financing Sources, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law, or otherwise.

(2) Notwithstanding anything in this Agreement to the contrary, each of the Vendors, the Corporations and the Purchaser hereby: (a) agrees that any claim, action, suit, legal proceeding, investigation or arbitration, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby or the performance thereunder (each, a “Claim”) shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each of the Corporations and the Purchaser irrevocably submits itself and its property with respect to any such Claim to the exclusive jurisdiction of such court, (b) agrees not to bring or support, or permit any of its Affiliates to bring or support, any Claim, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York or any appellate court thereof, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Claim in any such court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by Applicable Law trial by jury in any Claim brought against the Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance thereunder, (e) agrees that none of the Financing Sources will have any liability to any Corporation, any Purchaser or any of their respective Affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance thereunder, and (f) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions set forth in this Section 9.3.

ARTICLE 10 – MISCELLANEOUS

Section 10.1 Further Assurances

Each Party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary to give effect to the provisions of this Agreement.

Section 10.2 Schedules

The Schedules have been arranged, for purposes of convenience only, as separately titled Schedules corresponding to the applicable Sections of this Agreement. Any information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule solely to the extent the relevance of such information to such Schedule is apparent on the face of such Schedule and shall be deemed to modify the representations and warranties in this Agreement whether or not such representations and warranties refer to such Schedule to the extent its relevance to such representations or warranties is apparent on its face. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the Ordinary Course of Business. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever.

Section 10.3 No Disclosure

Prior to completion of the Transaction on the Closing Date, no disclosure with respect to the Transaction shall be made by either Party to suppliers, customers or employees of the Corporations or others without the prior approval of the other Party (such approval not to be unreasonably withheld) except that the Vendors may:

(a)	make disclosure in confidence to senior employees of the Corporations affected by the Transaction; and

(b)	make such disclosure as is required by Applicable Law, subject to prior Notice to the Purchaser of the text of any such disclosure.

Section 10.4 Brokers

Each of the Parties shall be responsible for any fees or commissions payable to any broker, finder, investment banker or other intermediary retained by such Party in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Vendors acknowledge that they are solely responsible for the fees and expenses of BB&T.

Section 10.5 Notice

Unless otherwise specified, each Notice to a Party must be given in writing and delivered personally or by courier, sent by prepaid registered mail or transmitted by e-mail to the Party as follows:

If to the Vendors:

c/o Vitran Corporation Inc.

185 The West Mall, Suite 701

Toronto ON M9C 5L5

Attention: Chief Executive Officer

e-mail: rgaetz@vitrancorp.com

with a copy (which shall not constitute notice) to:

McMillan LLP

181 Bay Street, Suite 4400

Toronto ON M5J 2T3

Attention: Hellen Siwanowicz

e-mail: hellen.siwanowicz@mcmillan.ca

If to the Purchaser:

Tri-Starr Supply Chain Services

99 Bow Street, Suite 300W

Portsmouth, NH 03801

Attention: Chief Executive Officer

e-mail: rcain@legacyholdingco.com

with a copy (which shall not constitute notice) to:

Verrill Dana, LLP

One Portland Square,

Portland, Maine 04101

Attention: Mark K. Googins

e-mail: mgoogins@verrilldana.com

or to any other address in Canada or United States, e-mail address or Person that the Party designates. Any Notice, if delivered personally or by courier, will be deemed to have been given when actually received.

Section 10.6 Time

For every provision of this Agreement, time is of the essence.

Section 10.7 Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.

Section 10.8 Submission to Jurisdiction

Each Party agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (ii) that it irrevocably waives any right to, and will not, oppose any such Ontario action or proceeding on any jurisdictional basis, including forum non conveniens; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section 10.8. Each of the Vendors and the Purchaser irrevocably appoints the respective Persons identified in Section 10.5 as its agent to receive on its behalf service of summons and any other legal process which may be served in any action, suit or proceeding. Such service may be made by mailing or delivering a copy of such process to the applicable party in care of its agent at the address given in Section 10.5 and each of the Parties hereby irrevocably authorizes and directs the respective agents to accept such service on their behalf. If and to the extent that such service and any summons or other legal process cannot for any reason be effected upon the applicable agent as in this Agreement provided, each of the Parties further irrevocably consents to the service of any and all legal process in any such action, suit or proceeding by the mailing of copies of such process in the manner specified in Section 10.5. Nothing in this Section 10.8 shall affect the rights of the Parties to serve legal process in any other manner permitted by Applicable Law.

Section 10.9 Entire Agreement

This Agreement, the confidentiality agreement dated October 26, 2012, between Vitran Corporation Inc. and the Purchaser’s parent company, and a letter agreement of even date herewith between Tri-Starr and the Parties constitute the entire agreement between the Parties with respect to the subject matter and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein. The Parties are not relying on any other information, discussion or understanding in entering into this Agreement and completing the Transaction.

Section 10.10 Amendment

No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

Section 10.11 Waiver

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the Parties to this Agreement entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

Section 10.12 Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction.

Section 10.13 Assignment and Enurement

No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent may not be unreasonably withheld or delayed. This Agreement enures to the benefit of and binds the Parties and their respective successors and permitted assigns.

Section 10.14 Counterparts and Electronic Transmission

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

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IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.

VITRAN EXPRESS CANADA INC.

By:	/S/ RICHARD E. GAETZ
Name:	Richard E. Gaetz
Title:	President & Chief Executive Officer

VITRAN CORPORATION

By:	/S/ RICHARD E. GAETZ
Name:	Richard E. Gaetz
Title:	President & Chief Executive Officer

LEGACY SCO, INC.

By:	/S/ RON CAIN
Name:	Ron Cain
Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement between Vitran Express Canada Inc., Vitran Corporation and Legacy SCO, Inc.]